Exhibit 10.1

*Certain information, identified by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

COMPANION DIAGNOSTICS AGREEMENT

This Companion Diagnostics Agreement (this “Agreement”) dated August 11, 2020 (the “Effective Date”), by and between Invivoscribe, Inc., a California corporation with offices located at 10222 Barnes Canyon Rd., Building 1, San Diego, CA 92121 (“IVS”), and Aprea Therapeutics, Inc., a Delaware corporation (“APR”) with offices located at 535 Boylston Street, Boston, MA 02116 (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, IVS, together with its Affiliates, is a diagnostics company with expertise and capability in research, development, manufacturing, marketing, and commercialization of in vitro diagnostics and companion diagnostics in relation to the pharmaceutical industry;

WHEREAS, APR, together with its Affiliates, is a pharmaceutical company with expertise in personalized healthcare engaged in the research, development, manufacture and commercialization of pharmaceutical products and methods to treat patients with pharmaceutical products; and

WHEREAS, IVS has been approached by APR to assist in the clinical validation of eprenetapopt (APR-246), an investigational therapeutic compound for frontline treatment of TP53-mutated patients; and

WHEREAS, the Parties hereby wish to establish this Agreement to collaborate on the development and commercialization of an in vitro companion diagnostic test for the APR Product (defined herein) on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement the following terms, when capitalized, shall have the following meanings:

1.1“Activities” means the activities to be performed by any Party in connection with the Project, to the extent set forth in the Project Plan.

1.2“Affiliate” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, a Person. With respect to IVS, the term Affiliate shall include LabPMM, LabPMM GmbH, LabPMM GK, and Genection, Inc.

1.3“Alliance Manager” shall have the meaning set forth in Section 2.6(a).

1.4 “Applicable Law” means all international, federal, state and local laws, rules, codes, regulations, including any rules, regulations, guidelines or guidances, or requirements of any Regulatory Authorities, government authorities, courts, tribunals, agencies other than Regulatory

Authorities, and legislative bodies that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.5“Approved Development Budget” means the budget for the Development and Regulatory Approval of the Assay and the IVD Kit, as applicable, in the Territory, including, subject to Sections 7.2 and 10.3, all Pass-Through Expenses payable by APR to IVS under this Agreement. The Approved Development Budget is set forth in Schedule A, as may be amended from time to time solely in accordance with the terms and conditions of this Agreement.

1.6“Approved Facilities” shall initially mean each of the following IVS facilities at which companion diagnostics testing for the APR Product with the Assay shall occur, and any additional IVS facilities as may be approved by the JSC during the Term: (1) IVS, in San Diego, California, (2) Laboratory for Personalized Molecular Medicine, LLC (“Lab PMM”), in San Diego, California, United States, (3) LabPMM GmbH, in Munich, Germany, and (4) LabPMM GK, located at Life Science & Environment Research Center (LiSE) 4th Floor, 3-25-13 Tonomachi, Kawasaki-ku, Kawasaki City, Kanagawa 210-0821, Japan.

1.7“Approved Subcontractors” shall have the meaning set forth in Section 3.7.

1.8“Assay” means IVS’s Tumor protein p53 (“TP53”) gene assay, an in vitro companion diagnostic test to detect mutations in human samples with the intent to select patients for treatment with the APR Product. The term “Assay” includes improved or subsequent versions of such companion diagnostic, associated reagents, procedures, instrumentation and/or software necessary to perform the Assay, but shall exclude any Samples.

1.9“APR Product” means any pharmaceutical or over-the-counter preparation containing eprenetapopt (APR-246), an investigational therapeutic compound for frontline treatment of TP53-mutated myelodysplastic syndrome (“MDS”) patients, in any formulation and/or dosage form. For clarity, “APR Product” includes an approved use of APR-246 in combination with another therapeutic ingredient or compound.

1.10“APR Product IP” means any Background IP Controlled by APR that relates specifically to the composition of matter or use of the APR Product, including any Product Related Data.

1.11“Background IP” means all Intellectual Property in existence and Controlled by a Party prior to the Effective Date or conceived, discovered, reduced to practice or writing, generated or developed by a Party or coming into Control of a Party during the Term independently of the Activities and conduct under the Project Plan and without the use of any Intellectual Property, Confidential Information, Project Data, Deliverables or Materials Controlled by the other Party. Background IP shall not include Joint Inventions, joint Know-How or Joint Patents.

1.12“Background Patents” means those Patents Controlled by a Party prior to the Effective Date or during the Term, and any improvements thereof, that have been developed or obtained independently of this Agreement.

1.13“Bridging Study” means the investigation of agreement between two methods generally requiring re-testing of all available clinical samples from a pivotal or phase 3 study in the

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method to which the sponsor wishes to transition and requiring a high degree of concordance of results from the new method in comparison to the original method to be conducted in accordance with the Project Plan and the bridging study protocol developed by IVS and approved by APR.

1.14“Budget” means the Approved Development Budget, as amended, supplemented or restated from time to time by mutual written agreement of the Parties.

1.15“Business Day” means any day that is not a Saturday, a Sunday or a bank holiday in the United States, or in the local country where the Assay is performed.

1.16“cGCP” means the current good clinical practice applicable to the clinical development of any APR Product or Assay or IVD Kit used in the Project under Applicable Laws, including the ICH guidelines.

1.17“cGMP” means current Good Manufacturing Practices that apply to the manufacture of any APR Product or Assay or IVD Kit used in the Project, including the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210,211 and 820 (as applicable), as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the International Conference on Harmonisation (“ICH”) Guidelines ICHQ7A Good Manufacturing Practice Guidance for API and/or the principles and guidelines of Good Manufacturing Practices for Medicinal Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

1.18“Change of Control” means, with respect to IVS, the occurrence of any of the following events following the Effective Date: (i) any Person gains Control of IVS, directly or indirectly, by any means (including, but not limited to, acquisition of  shares, share exchange or share transfer); (ii) IVS conveys, transfers, divests or leases (including, but not limited to, general succession and all types of corporate split) in one or more transactions to any corporation or other person or entity other than a wholly-owned subsidiary of IVS either: (x) all or substantially all of the assets of IVS or (y) all or substantially all of its assets that are material to the purpose of performance of its obligations hereunder; or (iii) IVS is involved in any merger, consolidation, corporate split or other similar transaction and the shareholders of IVS immediately prior to such transaction own fifty percent (50%) or less of the outstanding securities or ownership interests of the surviving or resulting entity immediately after such transaction.

1.19 “Commercialization” or “Commercialize” means all activities undertaken relating to the manufacture, marketing, pre-marketing, use, sale, pricing, reimbursement, importing, exporting, and distribution of the Assay and/or the IVD Kit. For clarity, Commercialization excludes all Development and Regulatory Approval activities.

1.20“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by either Party with respect to any objective, such reasonable, diligent, and good faith efforts and resources as a similar party, similarly situated, would normally use to accomplish a similar objective under similar circumstances as expeditiously as possible, which in no event shall be less than the standard of care generally adhered to in the industry of such Party for the providing of such efforts.

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1.21“Confidential Information” means any and all information or material in any form, including any Project Data, Product Related Data, documents, notes, analyses, studies, samples, drawings, flowcharts, databases, models, plans and software (including source and object codes), which is disclosed by any Party or any of its agents or representatives (the “Disclosing Party”) to any other Party or any of its agents or representatives (the “Receiving Party”) pursuant to this Agreement, and which is of a confidential nature (including any information relating to business affairs, operations, products, processes, methodologies, testing processes, packaging and manufacturing techniques, formulae, plans, intentions, projections, know-how, intellectual property rights, trade secrets, market opportunities, suppliers, customers, marketing activities, sales, software, computer and telecommunications systems, costs and prices, wage rates, records, finances and personnel). For the avoidance of doubt, Personal Information is Confidential Information.

1.22“Control” or “Controlled” means, (i) with respect to Intellectual Property, that a Party has the right directly or indirectly and whether by ownership, license or otherwise, to grant a license or sublicense to such Intellectual Property herein without violating the terms of any written agreement or arrangement with any Third Party or Applicable Laws and (ii) with respect to any Person, the possession, directly or indirectly, of at least fifty percent (50%) of the share or equity capital or voting rights or of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise..

1.23“Cover” means, with respect to any subject matter, the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would (absent a license thereunder or ownership thereof) infringe a claim of a Patent at the time thereof.  Cognates of the word “Cover” shall have correlative meanings.

1.24“Data Breach” means any unauthorized Processing of or access to Personal Information, Confidential Information, or a Party’s information technology assets  or systems.

1.25“Deliverables” shall mean the data and/or materials to be provided to APR by IVS under this Agreement.

1.26“Develop” or “Development” means all activities undertaken relating to the research or development (including preclinical studies, clinical trials, and development activities) of the Assay or IVD Kit.

1.27“Diagnostics Field”1.28 means the discovery, development, manufacture, and/or sale of laboratory developed tests, or in vitro diagnostic tests for research, clinical or medical use or as a diagnostic to identify the presence of a human disease or condition, predict development of a human disease or condition, monitor likelihood of patient response to an intervention or as a prognostic of a human disease or condition.

1.29“Dispute” shall mean any dispute, controversy or claim between the Parties arising on or after the Effective Date out of or in connection with this Agreement (including the Project Plan and Budgets) or the Parties’ activities hereunder (or thereunder).

1.30“Effective Date” means the date first set forth above.

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1.31“Exclusivity Period” means the period of time commencing on the Effective Date and ending on the earliest of the following:  (a) three (3) years after the Effective Date, (b) the date that this Agreement is terminated pursuant to Sections 11.3, 11.4 or 11.5, or (c) the date on which APR receives final notice (from which further appeal may not be taken) from a Regulatory Authority that the PMA for the Assay or IVD Kit for the APR Product will not receive Regulatory Approval.

1.32“FDA” means the United States Food and Drug Administration and any successor agency.

1.33 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.34“Final Study Report” means the document prepared at the end of the Bridging Study that describes the objectives, design, methodology, statistical analysis, results and conclusions of such Bridging Study.

1.35“Independent Development” shall mean the undertaking of any and all development work that is: (a) not prohibited by this Agreement, and (b) undertaken without the aid, application or use of any of the other Party’s Background IP, Inventions, Know-How, Confidential Information or the other Party’s Project Data.

1.36“Intellectual Property Rights” or “IPR” shall mean all intellectual property rights, including patent rights (pending or issued), Trade Secrets, utility models, registered designs, design rights (pending or issued), copyrights, copyright registrations, and similar intellectual property rights.

1.37“Invention” means any and all inventions, discoveries, technology, know-how, materials, methods, processes and protocols, whether or not patentable, developed, generated, conceived and/or reduced to practice, during the course of and pursuant to the activities under this Agreement together with all Intellectual Property Rights (including applications) claiming such inventions, discoveries, technology, Know-How, materials, methods, processes and protocols. Inventions may rely upon or be developed based on Project Data, but for the purposes of this Agreement, Inventions shall not mean Project Data.

1.38“IVD” or “in vitro diagnostic” means those reagents, instruments and systems intended for use in the diagnosis of disease or other conditions, including the state of health, in order to cure, mitigate, treat, or prevent  or its sequelae.  Such products are intended for use in the collection, preparation, and examination of specimens taken from the human body.

1.39“IVD Kit” means a kitted version of the Assay Developed by IVS pursuant to this Agreement, for Regulatory Approval as a companion diagnostic for the APR Product, to be distributed to its LabPMM laboratories and appropriate third party laboratories to enable LabPMM laboratories and appropriate third party laboratories to perform the IVD per applicable regulations. As used herein, “IVD Kit” shall include improved or subsequent versions of such test kit.

1.40“IVS Know-How” means technologies Controlled by IVS in the areas of hardware, detection chemistry, computer software programs for bioinformatics, annotation, curation, image

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analysis of biological systems, nucleic acid detection, automated anatomic pathology systems, assays, diagnostic assay development expertise, diagnostic test kits, statistical methodologies and other formulae and analytical techniques and laboratory services that (i) have been independently developed by IVS prior to the Effective Date or during the Term and relating to the Assay or the IVD Kit and the activities performed under the Project Plan, or (ii) are independently developed by IVS after the Effective Date apart from any activities under this Agreement and without reference to or the benefit of any information or Materials provided by or on behalf of APR.

1.41 “Joint Development Committee” or “JDC” shall have the meaning set forth in Section 2.5 below.

1.42“Joint Steering Committee” or “JSC” means a group of persons established by the Parties to monitor and provide strategic oversight of the activities hereunder relating to the Development and Regulatory Approval of the Assay and IVD Kit and to facilitate communications between the Parties in relation thereto.

1.43“Know-How” means all non-patented confidential and proprietary information or biological materials, including cells, cell lines, genes, gene fragments, gene sequences, probes, DNA, RNA, cDNA libraries, proteins, peptides, polypeptides, plasmids, vectors, expression systems, organisms, biological substances, and any constituents, progeny or replications thereof or therefrom, reagents, chemical compounds, inventions, whether or not patentable, improvements, practices, formula, Trade Secrets, techniques, methods, procedures, knowledge, skill, experience, results, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data and any information regarding marketing, pricing, distribution, cost, sales or manufacturing. Know-How shall not include any Patents or Product Related Data.

1.44“LDT” or “laboratory developed test” means a type of in vitro diagnostic test that is designed, manufactured and used within a single laboratory.

1.45 “Market Requirements Document” means a document prepared for the purpose of specifying customer needs and desires for a particular product or service.

1.46“Materials” means Samples, biological materials, compounds, reagents, supplies, products and other goods that one Party delivers or causes to be delivered to the other Party.

1.47“EMA” means the European Medicines Agency, or any successor to that agency.

1.48“EU” means the member states of the European Union.

1.49“NDA” means a New Drug Application, or its equivalent, and amendments thereto filed pursuant to the requirements of the FDA, for FDA approval of a product.

1.50“Pass-Through Expenses” means and is limited to the following fees and expenses to the extent actually incurred by IVS: (i) submission fees for PMA and IRB review of the clinical protocol, (ii) Class C CDx submission and review, and ethics committee review of the clinical protocol in the European Union, (iii) licensing fees to run the assay on the [***] mode, if required, (iv) out-of-pocket expenses (including contingencies, travel and other expenses), and (v) any other expenses incurred by IVS under this Agreement or any Development Plan to the extent approved

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in advance by the JSC, provided however, the sum of which fees and expenses set forth in clauses (i)-(iv) may not exceed $[***] in total unless any such overrun is approved by the JSC, provided however that the Parties acknowledge that such $[***] amount did not include the fees and expenses for a separate submission to the United Kingdom and so any such additional fees and expenses will need to be agreed upon by the JSC prior to any submission to the United Kingdom.

1.51“Patents” means the issued patents and pending patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, re-filings, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and patent term extensions thereof, and all international or foreign counterparts of any of the foregoing (including supplemental protection certificates, patents of addition and the like).

1.52“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.53“Personal Information” means (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular consumer or household; and (ii) “personal data,” “personal information,” “personal health information,” “protected health information,” “medical information,” or similar terms, as those terms are defined in Privacy and Data Security Laws.

1.54“Pharmaceutical Field” means the discovery, development, manufacture, use, and/or sale of biological or chemical substances for the medical cure, treatment, or prevention of diseases of human beings.

1.55 “PMA” means: (i) a U.S. pre-market approval application for a Class III medical device, including all information submitted with or incorporated by reference, and/or any new drug application for a medical device pursuant to section 520(1) of the FD&C Act, or (ii) any analogous application to those set forth in (i) that is filed with the relevant Regulatory Authority in another country. A supplemental PMA submission is referred to as an “sPMA”.

1.56 “Pre-Submission” means a formal written request from an applicant/sponsor for feedback from FDA to be provided in the form of a formal written response or, if the manufacturer chooses, a face-to-face meeting or teleconference with FDA in which the feedback is documented in meeting minutes.  A Pre-Submission is appropriate when FDA’s feedback on specific questions is necessary to guide product development and/or application preparation.

1.57“Privacy and Data Security Laws” means any and all applicable laws and regulations issued by any governmental authority relating to the Processing of Personal Information, including: (i) each law relating to the protection or Processing of Personal Information that is applicable to the Parties, including as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the

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California Confidentiality of Medical Information Act; the California Consumer Privacy Act (“CCPA”); the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); and all implementing regulations and requirements, and other similar laws.

1.58“Processing”, “Process” or “Processed”, with respect to data or information technology systems or assets, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy and Data Security Laws) of such data or information technology systems or assets.

1.59“Project” means the project described in the Project Plan and performed under this Agreement, which project ultimately may result in the creation, Development, Regulatory Approval and subsequent Commercialization of a [***] Assay and [***] for use in the Target Countries for the APR Product under this Agreement.

1.60“Project Data” means any information, records or other data developed in the course of the Project, including the results of the Assay and/or IVD Kit tests conducted thereunder and the results of the Bridging Study, if any. Project Data may be further identified as “IVS Project Data” or “APR Project Data” as set forth in Section 8.12.

1.61“Project Plan” means the Plan for a [***] Assay, as shall be agreed upon in writing between the Parties, containing a list of Activities, Deliverables and other terms applicable to the Project.

1.62“Product Related Data” means, only to the extent related to the APR Product, all Confidential Information: (a) supplied to IVS, its Affiliates or Approved Subcontractors by APR, its Affiliates or Approved Subcontractors, (b) generated by any Party in any clinical trial, (c) generated by the Approved Subcontractors in the course of any Project under this Agreement, (d) involving clinical outcomes of the APR Product, and/or (e) related to Commercialization of the APR Product. In addition to its obligations under Article 8, IVS shall use coded identifiers for such Product Related Data for additional security.

1.63 “QSR” or “Quality Systems Regulations” means the good manufacturing practices and design control requirements for medical devices set forth by Applicable Laws, including United States 21 C.F.R. Section 820.

1.64“Regulatory Approval” means with respect to a regulatory jurisdiction, any and all approvals, product and/or establishment licenses, product listings, registrations or authorizations of any Regulatory Authority, necessary for the commercial manufacture, use, storage, import, export, transport, or Commercialization of a product in such regulatory jurisdiction, including, where applicable, (i) pricing and reimbursement approval in such regulatory jurisdiction, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (iii) labeling approval, and (iv) technical, medical and scientific licenses. For clarity, (x) with regard to an IVD, Regulatory Approval occurs upon registration and

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product listing with FDA in connection with FDA approval of a PMA, granting a De Novo Classification, or FDA’s clearance (or finding of substantial equivalence) in response to a premarket notification filed pursuant to §510(k) of the FD&C Act for the IVD and similar approvals of Regulatory Authorities in other countries, and (y) with regard to the APR Product, Regulatory Approval means NDA approval granted by the FDA, and similar approvals of Regulatory Authorities in other jurisdictions in the Territory outside of the United States.

1.65“Regulatory Authority” means, as applicable, the FDA, the European Medicines Agency, and/or any other regulatory authority or agency in the Territory having responsibility for determining pharmaceutical product approvals, companion diagnostics approvals, packaging/labeling approvals, manufacturing standards, and/or approving the marketing, pricing and/or reimbursement, as applicable, of pharmaceutical products or companion diagnostics.

1.66“Samples” means (i) human tissue samples, whether in blocks, slides, fresh or otherwise, (ii) human blood samples, bone marrow aspirates, extracted nucleic acid or other clinical isolate, bodily fluids, cells, organs, and human-derived waste or other similar specimen samples, and (iii) any data or information associated with such Samples.

1.67“Target Countries” means the United States, the European Union and the United Kingdom.

1.68“Territory” means the entire world.

1.69“Term” shall have the meaning set forth in Section 11.1.

1.70“TGA” means the Therapeutic Goods Administration.

1.71“Third Party” means any individual or entity other than IVS, APR, or Affiliates of either IVS or APR.

1.72“TP53” means the Tumor protein p53 (TP53) gene.

1.73“Trade Secret” includes Know-How that is a trade secret, and trade secrets as defined under the Federal Defense of Trade Secrets Act.

1.74 “Working Group” shall have the meaning set forth in Section 2.6(b).

1.75Construction. References herein to days means calendar days, unless the term “Business Days” is specified. References to a “country” shall be interpreted as referring to the applicable region or jurisdiction if the word “country” is not appropriate in that circumstance. The words “hereof”, “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any capitalized term used in any Project Plan but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, so long as the context supports such interpretation. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not

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they are in fact followed by those words or words of like import. Ambiguities, if any, in this Agreement will not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

ARTICLE 2

PURPOSE AND GOVERNANCE

2.1Plans. IVS and APR agree to collaborate to Develop and obtain Regulatory Approval of the Assay and/or the IVD Kit in accordance with this Agreement, and, as applicable, the Project Plan. The Project Plan and the accompanying Budget is for the Assay as a [***] assay [***], after Regulatory Approval of the Assay and for the Target Countries of the United States, the member states of the EU, and the United Kingdom. This Agreement shall govern the conduct of the Project Plan attached hereto, as amended, which may be approved by the JSC from time to time. IVS shall perform the Activities and provide the Deliverables as set forth in the Project Plan with the standards of care and skill to be reasonably expected in the field of Developing in vitro diagnostics and companion diagnostics, including adherence to applicable QSR and cGCP practices. The Parties shall cooperate in good faith to achieve the results contemplated in the Project Plan, including the Development of the Assay and IVD Kit.

2.2Scope Changes. Changes to the Project Plan (including any additional Target Countries desired by APR), Activities or Deliverables shall be discussed at the JSC or a Working Group thereunder. Each time that the Parties agree that the Activities or Deliverables of the Project should be amended or additional Activities or Deliverables should be added to a Project, the Parties shall prepare a written amendment to the Project Plan for such Project, including a  commensurate change in such Project Plan’s Budget in response to such additions or deletions, and such amendment and changes must be agreed upon by the JSC.  Upon APR’s request to expand the scope of the Project, IVS shall: (i) not unreasonably withhold its consent to the relevant amendment provided that such change in scope does not jeopardize or put at risk any part of the business of IVS, and APR agrees to reasonable compensation and adjustment of timelines for the additional work, to the extent necessary and applicable, and (ii) reasonably discuss with APR in good faith the amendments to the Project Plan or Budget. The amended Plan and/or Budget shall have added to it a description of such new or amended Activities and/or Deliverables, provisions regarding the financial consideration, and other details regarding the new or amended Activities and/or Deliverables. A Party shall not vary from the Activities and Deliverables set out in the Project Plan until the Parties have agreed to do so in writing; provided that either Party can order a suspension of Activities if such Party identifies a material safety issue with respect to the Assay or IVD Kit.

2.3Notification. Each Party agrees to promptly notify the other Party in writing of any actual or reasonably anticipated delays or other material problems in fulfilling any of its obligations under this Agreement or under any Plan. Such notification, however, shall not excuse any required performance under the Agreement. Moreover, each Party shall retain all of its rights under the Agreement should such delay or other material problem of the other Party be considered a breach under the terms of this Agreement.

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2.4Exclusivity.

(a)During the Exclusivity Period, APR agrees that it shall not work with a Third Party for the development of a TP53 assay that tests for any TP53 mutations for the APR Product for a Target Country for so long as IVS is not in breach of its obligations with respect to the Development of the Assay or IVD Kit hereunder, provided that in the event of such breach, APR must first notify IVS of such breach and provide IVS with the opportunity to cure pursuant to Section 11.4 of this Agreement.

(b)APR shall own and retain ownership of all rights, title and interest in and to the APR Product, shall be free to use the APR Product for any purpose, in combination with any product or service and in collaboration with any Third Party whatsoever, and will retain the right to perform Independent Development activities, including APR’s rights to independently develop, utilize, or commercialize diagnostic tests, other than TP53 (including IVDs and LDTs) as described above in Section 2.4(a), in addition to the Assay or IVD Kit, whether alone or in collaboration with Third Parties.

(c)IVS shall own and retain ownership of all rights, title and interest in the Assay and the IVD Kit and shall be free to use the Assay and the IVD Kit for any purpose, in combination with any product or service and in collaboration with any Third Party, and will retain the right to perform Independent Development activities, including IVS’s rights to independently develop, utilize, or commercialize the Assay or IVD Kit and other diagnostic tests, whether alone or in collaboration with Third Parties, for use either alone or in conjunction with the development or commercialization of any pharmaceutical products other than the APR Product; provided that IVS is bound by, and this Section 2.4(c) shall not modify, amend or limit, the license set forth in Section 10.2.

2.5Governance.

(a)JSC. The Parties shall establish a Joint Steering Committee (the “JSC”) to monitor and provide strategic oversight of the activities hereunder relating to the Development and Regulatory Approval of the Assay and IVD Kit and to facilitate communications between the Parties in relation thereto.  Each Party shall initially appoint up to three (3) representatives to the JSC (which number need not be equal), with each representative having the requisite knowledge and expertise to oversee activities under this Agreement and sufficient seniority within the applicable Party or its Affiliates to make decisions arising with the scope of the JSC’s responsibilities. The initial representatives for APR shall be Eyal Attar, Phill Gallacher and Lars Abrahmsen , and the initial representatives for IVS shall be Jeffrey Miller, Meghna Bhatnagar, and Jason Gerhold. In addition, each Party shall appoint one representative (the “Alliance Manager”) who will not serve as a voting member of the JSC but who shall provide alliance management support for such Party for its activities hereunder. Each Party may replace any of its JSC representatives, or its Alliance Manager, at any time upon written notice to the other Party.

(b)Specific Responsibilities. The JSC shall have the following responsibilities with respect to the Project generally, the Project Plan, and to the Assay and the IVD Kit:

(i)Oversee the progress of the Activities under the Project and facilitate the exchange of information between the Parties during the Term;

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(ii)Review quarterly progress reports under the Project and Project Plan, as well as quarterly updates on regulatory activities (including the Regulatory Approval process and timelines), communications and coordination. Each Party shall deliver such reports to JSC on a timely manner;

(iii)Review and approve any scope changes as described in Section 2.2 to the Project Plan and timelines therefor;

(iv)Maintain the list of Target Countries and make modifications thereto upon APR’s notification and upon the appropriate adjustments in the Budget and Pass Through Expenses pursuant to Section 3.6. For clarity, Target Countries shall be determined by APR and not the JSC, but subject to agreement on the amended Budget as provided in Section 3.6;

(v)Align strategy and timing for the Regulatory Approval of the Assay and IVD Kit (including the labeling thereof) with the regulatory strategy and timing for the APR Product (including the labeling thereof); provided that the regulatory strategy for the APR Product (including the labeling thereof) shall be solely determined by APR, as set forth in Section 4.1;

(vi)Annually review and modify the Project Plan (including timelines) and Budget (including appropriate adjustments to reflect costs for Regulatory Approval of the Assay and/or the IVD Kit arising from newly identified and/or changes to Target Countries);

(vii)Establish, monitor and delegate duties to other committees, subcommittees, or directed teams (each a “Working Group”) on an “as needed” basis to oversee particular projects or activities, including the Joint Development Committee (the “JDC”), which is described below;

(viii)Hear and resolve disputes of the Working Groups, including the JDC;

(ix)Approve all Pass-Through Expenses in excess of $[***] in total; and

(x)Taking such other actions as may be specifically allocated to the JSC by the Parties from time to time;

Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. For the avoidance of doubt, APR shall be solely responsible for the performance of all clinical trials of the APR Product.

(c)Working Groups. Each Working Group shall be constituted and shall operate as the JSC determines. Working Groups may be established on an ad hoc basis for purposes of a specific project for the life of the APR Product, or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight, review and

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approval of, and shall report to, the JSC. The authority of the Working Group cannot exceed that specified for the JSC in this Article 2.  Each Party will bear the expense of its respective Working Group members’ participation in Working Group meetings.

(d)Meetings. The JSC shall meet at least one (1) time per quarter, or at such other frequency as the Parties shall agree. The chairperson shall be appointed by APR. No later than ten (10) calendar days prior to any meeting of the JSC, the chairperson of the JSC, with input from the Alliance Managers, shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference, or by teleconference. In-person JSC meetings will be held at locations within the United States mutually agreed by APR and by IVS. The Parties aim to hold at least one (1) in-person meeting each year. Each Party will bear the expense of its respective JSC members’ and Alliance Managers’ participation in JSC meetings, provided that if APR requires more than one in person meeting each year that is not in San Diego, California, APR shall bear the expense of the JSC members’s and Alliance Managers’ participation in such meetings. Meetings of the JSC shall be effective only if at least one (1) voting representative of each Party is present or participating in such meeting. The chairperson of the JSC with the assistance of the Alliance Managers shall be responsible for keeping written minutes of all JSC meetings that reflect all decisions made and action items identified at such meetings, and the chairperson shall circulate draft minutes to the JSC members promptly after each meeting for review by each Party, each Party shall be entitled to submit suggested revisions, if any. Minutes will be officially endorsed and approved by the JSC at the next JSC meeting, or such approval may be obtained in writing (which may be via email) between the Parties. Additional representatives of the Parties may from time to time be invited to attend JSC meetings, subject to the other Party’s prior consent which shall not be unreasonably withheld.

(e)JSC Actions. Subject to the remainder of this Section 2.6, the JSC shall act by unanimous vote, with each Party’s representatives collectively having one vote. The JSC members shall use reasonable efforts to reach agreement on any and all matters. In the event that, despite such reasonable efforts, a Dispute cannot be solved by the JSC within ten (10) days after the JSC first meets to consider such matter, then, (a) any member of the JSC may refer such Dispute to the Parties’ respective senior officers as further described (by title) on Schedule B (the “Senior Officers”), who shall promptly initiate discussions in good faith to resolve such Dispute and (b) if such Dispute is not resolved by the Senior Officers within ten (10) days after the date the Senior Officers first met to consider such Dispute or twenty one (21) days after the date the JSC first met to consider such Dispute, whichever is later, then, except as otherwise provided herein, (i) APR shall have final decision-making authority with respect to any Dispute that relates solely to the APR Product or that relates to development or commercialization of the APR Product, and (ii) IVS shall have final decision-making authority with respect to any Dispute that relates solely to the Assay and/or the IVD Kit and that does not have an adverse impact on the development or commercialization of the APR Product; provided that each Party shall only exercise such right in good faith after full consideration of the positions of the other Party. Notwithstanding anything to the contrary in this Agreement, any material change to the Project Plan and Approved Development Budget, shall be made by unanimous vote and shall not be subject to the final decision making authority of either Party. However, in no event shall the Parties, in exercising their final decision-making authority, have the right to determine any such resolution in a manner

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that would conflict with the express terms and conditions of this Agreement, unless the Parties execute a corresponding amendment to this Agreement.

(f)Expenses. Each Party shall bear its own expenses for participation in the JSC and Working Group meetings (including the JDC and JCC), provided that IVS shall not be required to participate in more than one (1) in person meeting outside of San Diego, California, per Working Group, per year, unless APR agrees in advance to reimburse IVS for travel and lodging costs.

(g)Authority to Amend and Modify.

(i)No Authority. Notwithstanding anything herein to the contrary in this Agreement, neither the JSC nor any committee or team established hereunder will have any authority to amend, modify or waive compliance with this Agreement in any manner or any other agreement between the Parties.

(ii)Authority. The JSC shall have the authority to amend and modify provisions of the Project Plan and the Approved Development Budget from time to time as necessary, for example, pursuant to additional Target Countries identified by APR; provided, however, that the JSC may identify any decision as conditional on obtaining internal approvals.

2.6Joint Development Committee. The JSC shall establish the JDC to monitor and provide strategic oversight of the Activities hereunder relating to the Development and Regulatory Approval of the Assay and IVD Kit. Such JDC shall be constituted and shall operate as the JSC determines.

2.7Purpose. The explicit purpose of the Project (“Purpose”) is to enable APR to market the APR Product together with the Assay as a companion diagnostic test for the APR Product. To this end, part of the Purpose of this Agreement is for IVS to pursue Regulatory Approval of the Assay and/or the IVD Kit in a timely manner using Commercially Reasonable Efforts with the intent of not causing delay to the launch of the APR Product in the Target Countries. This Purpose will inform the Parties’ decision making under this Agreement, including but not limited to governance issues, financial decisions, and dispute resolution.

2.8Financial Responsibilities.

(a)In-Scope Responsibilities. The Project is being performed on the basis for fees as set forth in the Approved Development Budget, including that APR will pay IVS the milestone amounts set forth in the Approved Development Budget upon achievement of the applicable milestone, and APR will pay IVS the Pass-Through Expenses as provided in this Agreement. Unless otherwise provided in this Agreement, IVS shall bear all costs and expenses in connection with the Project that are not Pass-Through Expenses, or which are not approved by the JSC, including cost overruns which do not result from changes to the initial Project Plan.

(b)Out of Scope Responsibilities. For any future work outside of the current scope of the Project Plan, or due to additional Target Countries identified by APR, which will necessitate an amendment to the Approved Development Budget, the Parties agree as follows:

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(i)IVS will use good faith efforts to prepare a reasonable estimate of costs and expenses that will be incurred (or credited, as applicable).

(ii)IVS shall not be required to begin any work with respect thereto, and APR shall not be obligated to make any payments with respect thereto, until the JSC has reached agreement.

(iii)In the event that the JSC cannot reach agreement on modifications to the Approved Development Budget, the Parties will use Commercially Reasonable Efforts to identify a commercially reasonable resolution that supports the accomplishment of the Purpose of the Project.

(iv)The JSC shall review expenditures after the expenses are actually incurred to reconcile discrepancies between the estimated Pass-Through Expenses and the actual Pass-Through Expenses.

ARTICLE 3

DEVELOPMENT

3.1Development of Assay and IVD Kit. IVS shall Develop the Assay and (as applicable) the IVD Kit as further described in the Project Plan using the IVS Know-How, software development, the technical validation and verification of the Assay, and clinical reproducibility studies of the Assay and the manufacturability of the Assay.

3.2IVS Activities. Without limiting the generality of Section 3.1, IVS shall be responsible for the following with respect to Development of the Assay and the IVD Kit:

(a)Product Requirements Document. IVS shall Develop the Assay and (as applicable) the IVD Kit in a manner consistent with the market requirements document which will be prepared specifically for APR.  IVS will be responsible for developing the Product Requirements Document with input and approval from APR and approved by the JSC, as the same may be amended from time to time by the JSC (the “PRD”). In the event of a change to the technical specifications in the PRD after the finalization of the Approved Development Budget, the JSC shall review the change and adjust the Approved Development Budget as appropriate.

(b)Validation. IVS shall perform analytical and clinical validation of the Assay (and, as applicable, the IVD Kit) as set forth in the Project Plan. In addition, IVS shall perform any additional validation (or other activities) that are required by the FDA or any other Regulatory Authority (as result of a Pre-Sub, similar foreign requirement or otherwise) in accordance with a mutually agreeable development plan (and related budget) set forth in an amendment to the Project Plan and/or an amendment to the Approved Development Budget.

3.3Samples and other Materials.

(a)Privacy and Confidentiality. APR shall transfer necessary positive and negative clinical Samples to IVS under this Agreement and IVS shall receive, process, de-identify, track, store, transport, manipulate and (where appropriate) destroy all Samples under this Agreement in compliance with: (i) the terms and conditions of this Agreement, (ii) any applicable

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requirements of an IRB/Ethics Committee and ethical standards, (iii) the terms of any applicable privacy policies, patient notices, patient authorizations and consents, and (iv) all Applicable Laws, including Privacy and Data Security Laws (collectively, (i), (ii), (iii) and (iv) referred to as “Sample Privacy Requirements”). Each Party shall develop and follow all of its documented policies and procedures to ensure the protection of the autonomy and confidentiality of the human subjects from whom the Samples are collected in compliance with the Sample Privacy Requirements. All Samples delivered under this Agreement shall be labeled clearly in accordance with the Sample Privacy Requirements.

(b)Ownership; Storage and Handling. All Samples belong to APR, and ownership of the Samples and the data and information they reflect remains with APR after transfer to IVS. IVS shall handle, store and use the Samples (and any other APR-provided Materials) in a secure environment in accordance with Applicable Laws, the relevant informed consent, the clinical trial protocol, any applicable documentation and labeling (including, for example, package inserts or legends reading “For Research Use Only” or “For Investigational Use Only”), and any written instructions of APR. IVS shall keep detailed records of the storage, use, handling and disposition of the Samples in accordance with the study protocol. IVS shall retain the Samples as specified in the Project Plan, unless APR requests their earlier or later return, and shall not further retain the Samples or information related to the Samples except to the extent required by Applicable Laws. At such time as APR requests the Samples’ return, IVS shall promptly return the Samples to APR at APR’s expense and in accordance with APR’s instructions. Expenses for storage and maintenance of the Samples while in IVS’s possession and control shall be at IVS’s expense, provided that in the event APR requires additional storage or maintenance requirements over and above what is agreed to in the Approved Development Budget (e.g., extended timeframe for storage to enable independent sample reanalysis), such additional requirements shall be at APR’s cost and expense.

(c)Use, Retention, and Processing Restrictions. IVS agrees that it will only use and Process Materials provided to it by or on behalf of APR (including the Samples) for purposes of this Agreement and the Project Plan. IVS shall handle the Materials in accordance with any applicable documentation, reasonable handling procedures for similar materials, applicable common scientific standards of care, and APR’s written instructions. IVS undertakes to use the Materials only in connection with the Activities described in the Project Plan and for no other purpose. None of the Materials shall be transferred or sold to Third Parties except to Approved Subcontractors. IVS shall not use the Materials for testing in or treatment of human subjects except to the extent described in the Project Plan.

3.4Nature of Materials. The Materials are experimental in nature and may contain biohazards. APR shall not be liable for any loss, claim, damage or liability that may arise from IVS’s or any of its Affiliates, Approved Subcontractors or Minor Subcontractors’ use, storage or handling of the Materials.

3.5Progress Reports. IVS shall keep APR reasonably informed of its progress and results in performing the Project during the Term, including by providing the JDC and the Working Groups, as appropriate, at least a monthly written report of the Activities performed, Deliverables and results achieved by IVS in the performance of its Activities under the Project.

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3.6Development for Additional Target Countries. In the event that APR designates additional Target Countries to be added to the Project Plan during the Term or revises the priority of Target Countries, IVS shall promptly prepare and propose an amendment to the Project Plan, the PRD and the Budgets to reflect the Development plan, specifications, costs and timelines for the Assay or (as applicable) the IVD Kit in such additional Target Countries for review and approval by APR, all under the supervision of the JSC and appropriate Working Groups. Any such amendment shall also include any changes to the Pass Through Expenses as are necessary. Any proposal for an Approved Development Budget for Development of the Assay in an additional Target Country shall be approved in accordance with Section 2.6.

3.7Approved Third Party Contractors. Any involvement of Third Party contractors by any Party in the conduct of any Activities shall require the prior written consent of the other Party, such consent not to be unreasonably withheld (each, upon mutual approval, an “Approved Subcontractor”). The foregoing shall not apply to any Party’s use of individual consultants or subcontracting of those minor, non-essential or routine portions of the Activities that it would customarily subcontract in the ordinary course of business (each consultant and subcontractor of minor, non-essential or routine portions of the Activities, shall be referred to as a “Minor Subcontractor”). To the extent that a Party utilizes Approved Subcontractors or Minor Subcontractors to perform tasks within the scope of the Project, such Party shall ensure all such Approved Subcontractors and/or Minor Subcontractors are obligated to: (a) treat the Disclosing Party’s Confidential Information in accordance with the provisions of Article 8, (b) assign rights to any Inventions and Project Data so that such rights can be conveyed in accordance with the terms and conditions of Section 2.4, (c) comply with Applicable Laws in the conduct of Activities, and (d) with respect to IVS, that its Approved Subcontractors and Minor Subcontractors grant audits and inspection rights similar to the right set forth in this Agreement whereas the foregoing shall not limit IVS’ audit and inspection responsibilities. Each Party shall be solely responsible and liable for compliance by its respective Approved Subcontractors and Minor Subcontractors with this Agreement and for the acts and omissions, performance and compensation of its respective Approved Subcontractors and Minor Subcontractors as if committed or omitted by the Party assigning such work. Cost overruns resulting from IVS’s use of an Approved Subcontractor or Minor Subcontractor to conduct any Activities will be at IVS’s expense.

3.8Diligence. Each Party will use Commercially Reasonable Efforts to successfully complete the activities for which it is responsible under the Project Plan in accordance with applicable standards currently recognized by the Parties’ profession or industry. Each Party shall also be responsible for the professional quality, training, and supervision of all its and its Affiliates’ personnel who perform any activities under the Project Plan. IVS shall undertake its obligations in good faith, using Commercially Reasonable Efforts to diligently meet the milestones set forth in the Project Plan. The Parties recognize and acknowledge that IVS’s obligation to perform its obligations and meet the milestones under this Agreement may be adversely affected as a result of APR’s failure to perform any necessary APR action or a delay in critical performance on the part of APR or its Affiliates or Third Party agents.

3.9Timelines for Performance. The Parties will use Commercially Reasonable

Efforts to complete their respective obligations under the Project Plan within the timeframes specified in the Project Plan. Each Party will promptly inform the other Party in writing in the event that it anticipates or experiences a delay in the completion of such activities.

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ARTICLE 4

REGULATORY

4.1Regulatory Strategy. The Parties shall, through the JSC or any Working Group, work jointly on the regulatory strategy for the Regulatory Approval (including proposed labeling and/or labeling changes) of the Assay and (as applicable) the IVD Kit in every Target Country to ensure that the Assay and IVD Kit receives Regulatory Approval in sufficient time to secure a simultaneous market launch with the APR Product in each Target Country. The Parties shall consult, cooperate and assist each other reasonably in the Regulatory Approval process for the Assay and IVD Kit in the Target Countries, and reasonably coordinate and align their Regulatory Approval filings, or equivalents, and activities pertaining thereto, in the manner provided in this Agreement, the Project Plan, and the Approved Development Budget for such countries, which shall include the costs of obtaining Regulatory Approval for the Assay or the IVD Kit, as applicable, and including the manner in which the intended use statement and instructions for use for the Assay may reference the APR Product; provided that if the intended use statement references the APR Product, it shall be subject to the final approval of APR. If there are any issues related to the labeling of either the Assay, the IVD Kit or the APR Product, APR shall have sole decision-making authority for the APR Product and IVS will have sole decision-making authority for the Assay and IVD Kit; provided that the exercise of such decision making authority by IVS does not have any material adverse impact on the health authority approval and commercialization of the APR Product. IVS shall solicit and consider in good faith input from APR regarding the labeling of the Assay and IVD Kit. Notwithstanding anything to the contrary in this Agreement, APR shall solely control the regulatory strategy for the Regulatory Approval of the APR Product and IVS shall solely control the regulatory strategy for the Regulatory Approval of the Assay and IVD Kit, provided, however, that the regulatory strategy utilized for the Regulatory Approval of the Assay and IVD Kit cannot have an adverse impact on the APR Product and its approval.

4.2Regulatory Approvals. APR shall be responsible for obtaining Regulatory Approvals for the APR Product. IVS shall be responsible for and shall prepare, file, obtain, own and maintain, in each Target Country, all Regulatory Approvals necessary or appropriate, in a timely fashion, (i) for use of the Assay and IVD Kit in the Bridging Study, and (ii) to ensure that the Assay and IVD Kit is commercially available for use with the APR Product in every Target Country.  IVS shall ensure that the Assay and IVD Kit developed under the Agreement and the Project Plan complies, in each Target Country, with all Applicable Laws and fulfills all statutory requirements of the Regulatory Authorities, including the CE-marking in the European countries and requirements for comparable approvals in the other Target Countries.  IVS shall comply with quality systems regulations (“QSR”) design controls for the PMA submission, and any applicable foreign equivalents for comparable submissions in other countries. Such submissions shall be fully compliant with all requirements of the local Regulatory Authority(ies) and Applicable Laws.

4.3Review of Submissions.

(a)Until the submission of the Premarket Approval (PMA) application to the FDA Center for Devices and Radiological Health (CDRH) in the U.S. (or other equivalent submission to Regulatory Authorities in other Target Countries): At least five (5) days prior to submission, IVS shall provide APR with a copy of any Clinical sections of any

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regulatory submissions involving the Assay and the IVD Kit impacting or referencing the APR Product (but with any commercially sensitive or proprietary information of IVS redacted in accordance with this Section 4.3). IVS shall give due consideration to any requests or written comments provided by APR. All such materials shall be provided to APR in English. IVS shall provide to APR a copy of final versions of any such clinical sections of such submissions (as filed, but with any commercially sensitive or proprietary information of IVS redacted in accordance with this Section 4.3), within five (5) Business Days of submission and a copy of such local language submission, if any, within ten (10) Business Days, and, upon request by APR and at the sole cost of APR, a copy of a certified English translation within thirty (30) calendar days of such request by APR.

(b)The PMA application to the FDA Center for Devices and Radiological Health (CDRH) in the U.S. (or other equivalent submission to Regulatory Authorities in other Target Countries): At least ten (10) days prior to submission by IVS to the Regulatory Authorities, IVS shall provide APR with a copy of any Clinical sections of any submissions involving the Assay and the IVD Kit impacting or referencing the APR Product (but with any commercially sensitive or proprietary information of IVS redacted in accordance with this Section 4.3). IVS shall give due consideration to any requests or written comments provided by APR. All such materials shall be provided to APR in English. IVS shall provide to APR a copy of final versions of the Clinical sections of any such submissions (as filed, but with any commercially sensitive or proprietary information of IVS redacted in accordance with this Section 4.3),including in connection with product life-cycle management, within five (5) Business Days of submission and a copy of such local language submission, if any, within ten (10) Business Days, and, upon request by APR and at the sole cost of APR, a copy of a certified English translation within thirty (30) calendar days of such request by APR.

In addition, APR may request a prior review of sections (for example only, any description of the TP53 expression profiles) that describe a link between the Assay and/or the IVD Kit and the APR Product and could impact the APR Product (redacted in accordance with this Section 4.3).

.

4.4Regulatory Communications. IVS will handle all direct communications with the FDA Center for Devices and Radiological Health (“CDRH”) in the U.S., the EMA in the EU, and other equivalent Regulatory Authorities in other Target Countries concerning the Assay and IVD Kit. Notwithstanding the foregoing, IVS shall (i) inform APR, in a timely manner, not to exceed five (5) Business Days if the communication relates to the APR Product or patient safety and not to exceed thirty (30) days for any other issue, before exchanging any information or material related to projects pertaining to the APR Product with any Regulatory Authority (other than in connection with routine correspondence relating to scheduling matters or confirmation of receipt of documents), (ii) promptly provide APR, no later than five (5) Business Days of receipt if the communication relates to the APR Product or patient safety and no later than thirty (30) days of receipt for any other issue, with a copy, via email, of any such information or material provided to the Regulatory Authority as well as with a copy of any and all correspondence or actions received from any Regulatory Authority promptly after receipt (and with a certified English translation if requested by APR (and for non-U.S. or EU Target Countries, such translations shall be prepared at the sole cost of APR), not to exceed five (5) Business Days if the communication relates to the APR Product or patient safety and not to exceed thirty (30) days for any other issue, and (iii) collaborate with APR to assist APR in understanding any requests or communications received by APR from

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local Regulatory Authorities in relation to the Assay or IVD Kit for the APR Product in the Territory, and in developing a response thereto.

4.5Participation in Meetings. Subject to any Third Party confidentiality obligations, at least two (2) representatives of APR may participate in material meetings and other material contacts with Regulatory Authorities pertaining to the obtaining of Regulatory Approvals for the Assay and IVD Kit to the extent that the subject of such meetings and contacts, or the applicable portions of such meetings or contacts, is the Assay or the IVD Kit each of which are being developed to be used specifically with the APR Product. In connection therewith, IVS shall provide APR with reasonable advance notice of all such meetings (but no less than fifteen (15) Business Day notice) and will supply advance copies of any documents (or portions thereof) that are reasonably necessary for APR’s observations and comments to be meaningful. Except as permitted under this Agreement, under no circumstances is APR authorized to meet with or contact Regulatory Authorities in connection with any issue involving or related to the Assay or IVD Kit.

4.6Regulatory Coordination. IVS shall work in good faith with APR during the Term to coordinate with APR on all regulatory matters relating to the Assay or the IVD Kit in the Territory, including in submissions with the FDA and other Regulatory Authorities. In the event of a conflict between the regulatory interests of APR and other IVS partners, IVS will inform APR and both Parties will work toward a mutually-agreeable resolution that is consistent with the business intent of this Agreement.

4.7Right of Use and Reference. IVS hereby grants APR, APR’s Affiliates, non-affiliated distributors, licensors and licensees, as well as, subject to APR’s termination of the Agreement pursuant to Section 11.3, any Third Party designated by APR, a perpetual, irrevocable, exclusive, sublicensable, transferable and non-royalty bearing license to use any and all APR specific data and documentation included in, referenced in, or filed in support of any Regulatory Approval for the Assay or the IVD Kit in filings with Regulatory Authorities relating to the APR Product in the Territory, but excluding any asset development procedures or related data that are proprietary to IVS or another IVS client, provided that, for the avoidance of doubt, this license shall not imply IVS ownership of any data which would otherwise be owned by APR pursuant to this Agreement. As requested from time to time by APR, IVS shall provide to APR or its designee any appropriate letters or similar documentation necessary to cross-reference and rely upon any and all such data and documentation included in, referenced in, or filed in support of any Regulatory Approval for the Assay or the IVD Kit in regulatory filings relating to the APR Product in the Territory, but excluding any portion of such documentation that does not relate to the Project. The foregoing right of reference and use shall survive any expiration or termination of this Agreement.

4.8Regulatory Fees. IVS shall pay all necessary fees to the Regulatory Authorities promptly as they become due when applying for, obtaining, or maintaining any Regulatory Approval for the Assay or IVD Kit in the Target Countries, and for any such countries other than the United States, and any such amounts shall be reimbursed by APR, unless such fees have been included in the Budget, or the parties agree otherwise, subject to Section 7.2.

4.9Regulatory Changes. IVS shall notify APR in writing, which may be transmitted by electronic mail, of any change to its knowledge in Applicable Laws or in any publicly available FDA or similar guidance in the Territory. Such notice shall be given within thirty (30) Business Days of IVS becoming aware of such change (based on the local country where the change in

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Applicable Law is taking place). In the event that regulatory requirements change during the Term, IVS shall make any additional submissions and take any other additional reasonable steps necessary to maintain the Assay and, as applicable, the IVD Kit as a viable commercial option to support the APR Product in each country in the Territory where APR is Commercializing the APR Product.

4.10Regulatory Updates. IVS shall provide APR with (i) from time to time, at APR’s request, information regarding its regulatory activities in the Territory related to the Assay or the IVD Kit; and (ii) an annual update within thirty (30) calendar days of the end of each calendar year setting forth all meetings held with Regulatory Authorities, expected date of Regulatory Approval, and such other information as APR may reasonably request.

4.11Regulatory Inspections. IVS shall inform APR of any FDA or other Regulatory Authority audit or inspection of an Approved Facility (or other IVS-controlled site), if the audit or inspection relates to or may impact this Agreement, the Project or the APR Product, within two (2) Business Days of when an authorized agent of any Regulatory Authority notifies IVS that it intends to or does visit such facility. IVS will provide to APR all Regulatory Authority documents (e.g. Inspection Form 483) provided to it along with a report summarizing the audit by the Regulatory Authority within fourteen (14) days after completion of the audit, provided that should the report detail any issue related to patient safety such report shall be provided within five (5) Business Days. IVS shall provide copies to APR of all inspection observation reports and other regulatory communications that may affect the Project or the APR Product. IVS shall also provide copies of IVS’s responses to such inspection observation reports or regulatory communications which relate to the Project or the APR Product promptly after their preparation (the inspection observation reports and IVS’s responses and other regulatory communications are referred to collectively as “Regulatory Audit Materials”). APR will be allowed to review the Regulatory Audit Materials which directly relate to the Project or the APR Product. IVS shall promptly notify APR as to what corrective measure IVS is taking, whether before or following any regulatory inspection or audit, and keep APR informed on a regular, ongoing basis of related developments.  Any audits pursuant to this Seciton 4.11 shall be performed at IVS’ cost.

ARTICLE 5

COMMERCIALIZATION

5.1Generally. The Parties agree that the ultimate goal of the Project conducted under this Agreement shall be the Commercialization of an Assay and IVD Kit as an IVD with the APR Product in the Target Countries, and acknowledge that availability of such Assay and IVD Kit as an IVD might be a condition for obtaining a Regulatory Approval for the APR Product. The determination of whether and to what extent and in which countries the APR Product shall be Commercialized shall be within APR’s sole discretion.

5.2Commercial Agreement. IVS shall Commercialize the Assay and IVD Kit in each Target Country in accordance with the terms of a Commercial Agreement to be negotiated in good faith by the Parties (the “Commercial Agreement”). The Commercial Agreement shall be for a [***] assay [***], after Regulatory Approval of the Assay. The Parties shall enter into negotiations for the Commercial Agreement before the earlier of (x) three (3) months after APR’s payment of the milestone payment due in connection with positive top-level Phase III trial results or (y) the date that IVS files for Premarket Approval with the FDA. The Parties shall work together in good faith under the Commercial Agreement to determine launch sequencing in the Target Countries.

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Initially, the Parties agree that the Assay would be launched in the United States and the Parties would work together to launch the Assay in the EU and the United Kingdom.  IVS shall coordinate the launch of the Assay or the IVD Kit with the launch of the APR Product in each Target Country.  The Commercial Agreement shall be an Addendum to this Agreement.

ARTICLE 6

COMPLIANCE WITH AGREEMENT

6.1Records. IVS shall keep complete and accurate records in connection with the conduct of its Activities under this Agreement in conformity with generally accepted accounting procedures (for financial data) and scientific standards (for scientific and research data), which shall include a record of the IVS Project Data and any other Project Data that is not APR Project Data, records of information pertaining to the Project, and records of any Pass-Through Expenses, for a period of at least five (5) years from the creation of such records subject to compliance with any Applicable Laws in the Target Countries. IVS shall provide APR and Regulatory Authorities with reasonable access, on reasonable written notice and during regular business hours, to its IVS Project Data and other documentation, including Confidential Information related to the Assay, IVD Kit and the APR Product, to the extent necessary for APR to commercialize the APR Product. IVS will not destroy or discard any record described herein before notifying APR of such intent and upon receiving such notice APR may elect to have such records transferred, at its own cost, to its control for further retention, subject to APR record keeping policies.

6.2Audit and Inspections by APR.

(a)Audit Rights. During the Term, and for a period of two (2) years after the expiration or termination of this Agreement, APR shall have the right to review, inspect and audit, or to designate an Affiliate, Approved Subcontractor or Minor Subcontractor to review, inspect and audit, IVS and the Approved Facilities for the purpose of confirming IVS’s full compliance with the terms of this Agreement, including compliance with quality systems required to meet IVD requirements. Such audits will not exceed two (2) per year, absent a finding of error or breach which may substantiate the need for an additional audit(s). During the course of any such audit or inspection, APR, its Affiliate, Approved Subcontractor or Minor Subcontractor shall have access to the records, including only financial records necessary to verify compliance with this Agreement, and other documents and information applicable to the activities undertaken by IVS pursuant to this Agreement, to verify their accuracy and completeness and full compliance with the terms of this Agreement. IVS agrees that it shall cooperate in all respects with APR (and, if applicable, its Affiliates, Approved Subcontractors or Minor Subcontractors) to facilitate such audit, including making available such records and IVS personnel, as reasonably necessary. The provisions in this Section 6.2 shall survive any termination of this Agreement.

(b)Audit Procedures. Any audits or inspections by APR (or its Affiliates and Approved Subcontractors or Minor Subcontractors) hereunder shall be on at least ten (10) Business Days prior written notice during IVS’s customary business hours (based on the location of the site being audited or inspected), and subject to reasonable obligations of confidentiality, security and safety generally applicable for auditors.

6.3Corrective Actions. IVS agrees to promptly prepare a corrective action plan with respect to any audit findings, observations of non-compliance with this Agreement, any regulatory

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issue that affects the Assay or IVD Kit. For any undisputed findings, IVS agrees to promptly implement such corrective actions to remove or address any of the defects. The JSC will review any disagreement regarding disputes over any audit findings or observations and necessary actions to address audit findings or observations by APR (or its Affiliates, Approved Subcontractors or Minor Subcontractors).

6.4Regulatory Assistance. At the request and expense of APR, IVS (and/or its Affiliates and Approved Subcontractors or Minor Subcontractors) shall provide APR with information needed for regulatory filings for the APR Product.

ARTICLE 7

COMPENSATION

7.1Up Front Fee; Execution Fee.

(a)Up Front Fee.  APR has paid IVS a $[***] up front fee, which was payable upon execution of the Letter of Intent between the Parties dated June 1, 2020.

(b)Execution Fee.  Within (15) days after the execution of this Agreement, APR shall pay to IVS an additional Up Front payment of $[***].

7.2Pass Through Expenses. APR shall reimburse IVS for all Pass-Through Expenses in the Approved Development Budget, as may be modified and agreed to by the JSC, and for all costs and expenses for any Regulatory Approvals for the Assay and/or the IVD Kit as set forth in Section 4.8; provided that IVS shall use commercially reasonable efforts to minimize any such Pass-Through Expenses. The Pass-Through Expenses will be invoiced to APR on a monthly basis as such expenses are incurred.

7.3Milestone Payments. In addition to the payments set forth in Section 7.1, APR will make the payments to IVS as set forth in the attached Schedule A for IVS Activities and Deliverables under this Agreement, contingent on the satisfaction of the obligations set forth in the proposed Project Plan, which milestone payments shall be made only once, regardless of the number of Assays or IVD Kits Developed, approved or Commercialized. If IVS is required to cease its activities under the Project Plan due to circumstances caused by any delay in the APR clinical trials or Regulatory Approvals, then APR shall pay to IVS the allocable portion of the next unpaid milestone to compensate IVS for work it has performed as of the date of such cessation.

7.4Invoicing and Payments. IVS shall notify APR in writing promptly (and in any event within 30 days) upon achievement of any such milestones set forth in Section 7.3, and shall submit an invoice to APR thereafter, and payment in respect any undisputed invoice shall be due and payable by APR or any of its Affiliates within thirty (30) days of receipt of such invoice. IVS shall provide supporting documentation with respect to any Pass-Through Expenses in connection with any invoice that includes Pass-Through Expenses. APR may also request additional information with respect to achievement of any milestone if APR reasonably believe it has a reason to dispute such invoice, which request shall be in writing and shall be made within seven (7) business days of APR’s receipt of IVS’s notice of achievement of the milestone. If APR disputes any invoice or requests any additional information with respect to any invoice, payment shall not be due by APR until the dispute is resolved. All invoices may be sent by email, and shall be sent to:

1.	- 23 -

Aprea Therapeutics, Inc.

535 Boylston Street

Boston, Massachusetts  02116

Email: usfinance@aprea.com

7.5Taxes.

(a)All agreed remunerations/fees are considered to be net of value added tax (hereinafter “VAT”), if applicable. VAT will be due additionally as legally owed to the applicable jurisdiction, payable after receipt of a proper invoice, which meets all legal requirements according to the applicable VAT-law.

(b)Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. To the extent that the goods or services to be provided hereunder are subject to any sales, use, rental, personal property, or any other transaction or indirect taxes under law, payment of said taxes is APR’s responsibility, subject to any applicable exemption entitlement.

(c)Notwithstanding the foregoing, IVS shall inform APR in advance if any activities pursuant to this Agreement will be performed outside of the United States which may subject APR to paying any VAT.

(d)Any Party required to make a payment (hereinafter the “Paying Party”) to the other Party (hereinafter the “Payee”) under this Agreement shall be entitled to deduct and withhold from the amount payable the withholding tax for which the Paying Party is liable under any provisions of tax law.  Any withheld tax shall be treated as having been paid by Paying Party to Payee for all purposes of this Agreement. Paying Party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of Payee. In case Paying Party cannot deduct the withholding tax due to fulfillment completion of payment obligation by settlement or set-off, Payee will pay the withholding tax to Paying Party separately. If Paying Party failed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Payee to the tax authorities, Payee shall assist Paying Party with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Paying Party, Payee will immediately refund the tax amount. The Parties agree to reasonably cooperate with each other to proceed with exemptions from any double taxation.

7.6Sunshine Act Reporting.  Each Party shall report any reportable payments or transfers of value that it makes to covered recipients pursuant to §6002 of the Affordable Care Act of 2010 (the “ACA”). To avoid duplications in reporting any indirect payments or other transfers of value that APR makes through IVS to covered recipients under the ACA, pursuant to 42 CFR §403.908(d)(2), IVS shall either: (i) report to the Centers for Medicaid & Medicare Services (“CMS”) such indirect payments or other transfers of value as required by the ACA and inform APR that IVS has made such report, or (ii) timely provide sufficient information to APR for APR to report to CMS such indirect payments or other transfers of value as required by the ACA. In the case of (i), above, APR shall refrain from making a duplicate report; in the case of (ii), above, IVS shall refrain from making a duplicate report.

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ARTICLE 8

CONFIDENTIALITY

8.1Non-Use, Non-Disclosure. Each Party shall use the Confidential Information of the other Party, its Affiliates and their respective representatives only for the purpose of performing its obligations under this Agreement (including under the Project Plan), and, except as otherwise provided for herein, no Party shall at any time (whether during the Term or, subject to Section 8.8, after its expiration or termination) use or otherwise Process the Confidential Information for such Party’s own or any Third Party’s benefit or purposes or disclose, publish or make available all or any portion of such Confidential Information to any other Third Party, without the prior written consent of the Disclosing Party.

8.2Standard of Care. Each Party shall maintain and protect the confidentiality of Confidential Information of the other Party in accordance with all Applicable Laws, including without limitation the Privacy Laws and Data Security Requirements, and shall use at least the same degree of care to safeguard and to prevent unauthorized access to, loss of, alternation of,  acquisition of, or disclosure of such Confidential Information as it employs  with respect to its own confidential information (or information of its customers) of a similar nature, but at all times shall use at least reasonable care and administrative, technical, and organizational safeguards that satisfy at least industry standards with respect to protecting the confidentiality and security of such information. Without limiting the generality of the foregoing, each Party shall implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of Confidential Information. A Party’s personnel and Approved Subcontractors shall have access to the relevant Confidential Information of the other Party only to the extent necessary for such person to perform his or her obligations under or with respect to this Agreement, provided that such access is not in violation of Applicable Law.  Each Party shall remain fully responsible and liable for the acts or omissions of that party’s subcontractors as if they were the Party’s own personnel.

8.3Required Disclosures.   A Party shall be entitled to disclose Confidential Information to the extent required by Applicable Laws, a governmental authority, or court order on the condition that the Disclosing Party provides the Party whose Confidential Information is subject to disclosure with written notice that such Confidential Information is required to be disclosed sufficiently in advance of the disclosure so as to provide such Party with reasonable opportunity to seek to prevent the disclosure of or to obtain a protective order for the Confidential Information, in each case, to the extent allowed under Applicable Law; and provided further that the Disclosing Party makes any required disclosures in consultation with the non-Disclosing Party to the extent allowed under Applicable Law.

8.4Exceptions to Confidentiality. Confidential Information shall not include information that (a) is, at the time of disclosure or becomes after disclosure, generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (b) is already known by the Receiving Party at the time of disclosure as evidenced by the Receiving Party’s written records, (c) becomes available to the Receiving Party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (d) was or is independently developed by or for the Receiving Party without reference to the Confidential Information of the Disclosing Party as evidenced by the Receiving Party’s written records.

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8.5Notification. In the event the Receiving Party becomes aware or has knowledge of any reasonably suspected or confirmed Data Breach with respect to information or data Processed by or on behalf of Receiving Party under this Agreement, the Receiving Party shall notify the Disclosing Party of such Data Breach within 48 hours of becoming aware of it and, thereafter, shall take reasonable steps to assist the Disclosing Party in attempting to minimize any potential or actual damages or losses that result.  Without limiting the generality of the foregoing, to the extent a reasonably suspected or confirmed Data Breach with respect to information or data Processed by or on behalf of Receiving Party under this Agreement may involve Personal Information of the Disclosing Party, the Receiving Party shall notify the Disclosing Party within 24 hours of becoming aware of it and shall promptly (i) investigate, mitigate, and respond to any such Data Breach (and keep Disclosing Party promptly informed of such investigation, mitigation and response, and all details thereof), (ii) take all reasonable steps to remedy any harm or potential harm caused by such Data Breach and its effects, and (iii) comply with all Applicable Laws regarding such Data Breach (including by providing legally required notices if requested to do so by Disclosing Party and with the Disclosing Party’s approval of such notices), in each case (with respect to (i)-(iii)) at its own cost.

8.6Return or Destruction. Except to the extent that Confidential Information is Personal Information, in which case Section 8.8 shall apply, upon receipt of a written request from the Disclosing Party, or upon termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Party or destroy (and certify as to such destruction) all tangible Confidential Information and all Materials (including Samples), including all reproductions and copies thereof together with all internal material and documents generated by or on behalf of the Disclosing Party containing Confidential Information or references thereto and the Receiving Party shall delete all such Confidential Information and references thereto stored electronically, provided that such deletion obligations shall not extend to those files which (i) have been created pursuant to automatic archiving or back-up procedures on secured central storage servers, and (ii) are required to be maintained due to the Receiving Party’s document retention programs subject to requirement of the Applicable Laws and/or agreements with governmental authorities. Notwithstanding the above, the Receiving Party may retain a single copy of any such Confidential Information as is reasonably necessary for regulatory or insurance purposes, and/or to assure compliance with this Agreement, subject to Receiving Party’s obligations of confidentiality under this Agreement.

8.7Public Announcements. The Parties may later agree that a press release is to be issued in the United States after the execution of this Agreement, or following FDA’s acceptance and approval of the PMA (or sPMA, if relevant) filed by IVS for the Assay or in any of the Target Countries following regulatory acceptance and approval of the PMA (or sPMA, if relevant) filed by IVS for the IVD Kit (together the “Acceptance Releases”). The Acceptance Releases shall be mutually agreed by all the Parties to this Agreement, provided that each Party shall have a reasonable amount of time to review such releases and a Party’s consent to such releases shall not be unreasonable withheld or delayed. No Party shall make any other press or other public announcement concerning any aspect of this Agreement unless the text of such announcement is first approved in writing by all the Parties to this Agreement.

8.8Personal Information. APR shall comply with all Applicable Laws, including all Privacy and Data Security Laws, in providing or making available Personal Information to IVS.  IVS shall Process Personal Information provided or made available to IVS (or those operating on

1.	- 26 -

IVS’s behalf) by APR in accordance with all Applicable Laws, including all Privacy and Data Security Laws.  IVS shall Process Personal Information disclosed to it by APR, or made available to it by APR, only for the purpose of performing its obligations under this Agreement (including under the Project Plan) behalf of APR.  Within ten (10) days of the termination of this Agreement, or within ten (10) days of any such request by APR, IVS shall securely return or permanently destroy all Personal Information provided or made available to IVS (or those operating on its behalf) under this Agreement.  With respect to Personal Information provided or made available to IVS (or those operating on IVS’s behalf) by APR, IVS represents and warrants that it will not undertake or attempt to: (i) “sell,” as that term is defined under the CCPA, the Personal Information; (ii) retain, use, or disclose the Personal Information for any purpose, including any commercial purpose, other than those specified in the Agreement for performance of the services; or (iii) retain, use, disclose or otherwise Process the Personal Information outside of the direct business relationship between the IVS and APR.  To the extent required by Applicable Laws, APR agrees to obtain a HIPAA authorization, IRB waiver, or foreign equivalent (or any combination thereof, as needed or required) prior to using or disclosing or making available such patients’ or subjects’ PHI to IVS under this Agreement.  Each Party will only Process Personal Information obtained under this Agreement from the other Party in a manner consistent with any data subject’s signed authorization or the IRB waiver.  To the extent that IVS receives any requests from individuals relating to Personal Information IVS Processes about them on behalf of APR, IVS will notify APR of such requests within six (6) business days of receiving the request and shall provide APR with any information APR requires to respond to such request within ten (10) business days of receipt of APR’s request. IVS represents and warrants that it has implemented and will at all times implement administrative, technical, and organizational safeguards sufficient to protect the Personal Information it Processes pursuant to this Agreement: (i) in accordance with all Applicable laws, notices, consents, authorizations, AVR and IVS privacy policies; (ii) in a manner that is at least as protective of the security, confidentiality, and integrity of the Personal Information as industry standard safeguards for information of comparable sensitivity; and (iii) in a manner that is reasonably designed to prevent Data Breaches with respect to the Personal Information to the greatest extent possible.

8.9Duration of Confidentiality. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall survive (a) for all Confidential Information which is not a Trade Secret, for ten (10) years after the expiration or earlier termination of this Agreement, (b) for all Confidential Information which is a Trade Secret, indefinitely as long as such Confidential Information remains a Trade Secret, (c) with respect tto any Personal Information, indefinitely and (d) with respect to the requirement to comply with Privacy Laws, for so long as required to comply with such provisions.

8.10Equitable Relief. Each Party understands and agrees that money damages may not be a sufficient remedy for any breach of this Article 8 and that the non-breaching Party shall be entitled to seek specific performance, injunctive and/or equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Article 8 but shall be in addition to any and all other remedies available at law or in equity.

8.11Publication. Except with APR’s prior written consent, IVS may not publish any paper or presentation relating to the performance of the Assay or of the IVD Kit in conjunction with the APR Product, and if such consent is provided, IVS agrees that it will provide APR with at least

1.	- 27 -

thirty (30) days to review the proposed publication prior to publication and also that IVS will not include the Confidential Information of APR or any patentable subject matter.

8.12Ownership.

(a)Background IP and Background Patents. Each Party shall own all right and title in and to its respective Background IP and Background Patents, including any improvements thereto.

(b)New Patents and Inventions. The determination of inventorship shall be made in accordance with United States patent law.  Further, the Parties agree as follows:

(i)Joint Inventions. Subject to the exclusion of IVS Project Inventions set forth in Section 8.12(b)(ii), and APR Project Inventions set forth in Section 8.12(b)(iii) as between the Parties, any Invention arising under this Agreement shall be jointly owned by APR and IVS (each a “Joint Invention”) and any Patent to the extent that it claims a Joint Invention arising under this Agreement shall be jointly owned by APR and IVS (each, a “Joint Patent”). Each Party retains an undivided one-half interest in and to any Joint Patents, and assigns to the other Party an undivided one-half interest in and to any Joint Patents.

(ii)IVS Project Inventions. Any Invention which is not an APR Project Invention and (1) is directed solely to the Assay or IVD Kit, including methods of making and/or using the Assay or IVD Kit, or (2) derives solely from the clinical validation of the Assay or the IVS Project Data, or (3) is conceived solely by employees or individuals working for IVS and/or its Affiliates during and in the course of performing this Agreement or in conducting the Project Plan, relating solely to Developing or Commercializing the Assay or the IVD Test without reference to or the use of any APR Project Data, APR Confidential Information, APR Background IP, or APR Background Patents, or (4) is in the Diagnostics Field and conceived solely by employees or individuals working for IVS and/or its Affiliates during and in the course of performing this Agreement or in conducting the Project Plan (each, an “IVS Project Invention”) shall not be a Joint Invention, a Joint Patent, or an APR Project Invention, and shall be exclusively owned by IVS. APR hereby irrecovably assigns to IVS any and all right, title and interest it may have in any IVS Project Invention.

(iii)APR Project Inventions. Any Invention which (1) relates solely to the APR Product, including methods of making and/or using the APR Product, (2) is not related to the Diagnostics Field, or (3) derives from the any APR clinical trial, the Samples, or APR Project Data and is not related to the Diagnostics Field (each an “APR Project Invention”) shall not be a Joint Invention, a Joint Patent, or an IVS Project Invention, and shall be owned by APR, provided however, that APR Project Inventions specifically does not include any data generated during the course of the Project that can be used to determine signal ratio test results for the Assay or the IVD Kit. IVS hereby irrevocably assigns to APR any and all right, title and interest it may have in any APR Project Invention.

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(iv)Practice of Joint Patents. Either Party shall have the right to exercise its ownership rights in and to Joint Inventions and Joint Patents, for any field, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party.

(c)Project Data. Subject to any other agreement between the Parties, all Project Data related to the analytical studies, clinical development and validation of the Assay (but not read-outs resulting from the use of the Assay or IVD Kit, including for eligibility of a patient for treatment with an APR Product) shall be designated as Confidential Information and owned by IVS (“IVS Project Data”). Project Data including (i) positive/negative assay data and (ii) read-outs resulting from the use of the Assay or IVD Kit, including for eligibility of a patient for treatment with an APR Product, shall be designated as Confidential Information and shall be owned by APR (“APR Project Data”).

ARTICLE 9

INTELLECTUAL PROPERTY OWNERSHIP

9.1Disclosure. During the Term, each Party shall fully and promptly disclose to the other Party all Inventions (whether or not patentable) that it conceives or reduces to practice in the course of its activities under the Project, regardless of ownership thereof.

9.2Patent Prosecution.

(a)Definition. For purposes of this Section 9.2, “Prosecution and Maintenance” or “Prosecute and Maintain,” with respect to a particular Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, applications for patent term extensions and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent.

(b)Patent Prosecution of Solely-Owned Patents. As between the Parties, IVS shall, at its sole discretion and expense, Prosecute and Maintain the IVS Background Patents and Patents covering IVS Project Inventions. As between the Parties, APR shall, at its sole discretion and expense, Prosecute and Maintain the APR Background Patents and Patents covering APR Project Inventions.

(c)Prosecution of Joint Inventions.

(i)APR and IVS shall select one or more mutually agreeable outside counsel (collectively, “Outside Patent Counsel”) to be responsible for Prosecution and Maintenance of Joint Patents worldwide. The Outside Patent Counsel shall be instructed to (1) keep the Parties informed as to the Prosecution and Maintenance of such Patents, (including issues regarding (A) the countries in which to initiate or continue prosecution (including validation) or (B) the scope of, issuance of, rejection of, an interference involving, or an opposition to any such Patent application or resulting Patent such that each Party has sufficient time to review and comment upon any documents intended for submission to any patent office; (2) reasonably consider and incorporate comments of the Parties on documents filed

1.	- 29 -

with any patent office. All applications for Joint Patents shall be filed in the name of APR and IVS as co-owners and assignees of such Joint Patent.

(ii)Decisions regarding the Prosecution and Maintenance of Joint Patents shall be mutually agreed by the Parties; provided if the Parties cannot agree, with the exception of provocation of an interference outlined below, IVS shall have the final decision on Inventions relating to the Diagnostics Field, and APR shall have the final decision on Inventions directed to any other field; provided further, if a Party elects not to participate in the Prosecution and Maintenance of a Joint Patent (whether worldwide or with respect to any particular country), including electing not to file a patent application with respect thereto or to allow a Joint Patent to lapse or become abandoned or unenforceable, then such Party shall promptly notify the other Party in writing at least thirty (30) calendar days prior to the lapse or abandonment of the Joint Patent. Thereafter, the other Party may, but is not required to, undertake, at its sole expense and in its sole discretion, the Prosecution and Maintenance of such Joint Patent, but for the avoidance of doubt each Party shall retain its undivided joint ownership interest therein. Except as provided above in this section, any costs and expenses incurred by the Parties in conducting such activities with respect such Joint Patents shall be equally shared by the Parties. Notwithstanding any other provision of this section, either Party may, with notification to the other Party, amend claims of a pending application in order to provoke interference. If such interference is not mutually agreed upon by both Parties, the Party provoking such interference may undertake the interference at its sole expense.

9.3Assignment. Each Party hereby irrevocably makes the assignments necessary to accomplish the ownership provisions set forth in this Article 9, and each Party shall execute such further documentation as may be necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Article 9. In addition, each Party shall require all of its employees and any Third Parties working pursuant to this Agreement on its behalf, to assign to such Party any Patents and Know-How discovered, conceived and/or reduced to obtaining patent protection therefor. The Parties agree to reasonably cooperate with each other to effectuate ownership of any such Patents and Know-How as set forth herein, including by executing and recording documents.

9.4Defense and Enforcement Rights for Infringement by Third Parties.

(a)Solely-Owned Patents.

(i)IVS Solely-Owned Patents. IVS shall have the sole right, but not the obligation, to control, at its own expense and discretion, the enforcement and defense of all IVS Background Patents and Patents covering IVS Project Inventions worldwide.

(ii)APR Solely-Owned Patents. APR shall have the sole right, but not the obligation, to control, at its own expense and discretion, the enforcement and defense of all APR Background Patents and Patents covering APR Project Inventions worldwide.

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(b)Joint Patents. Subject to Section 9.4(c), both APR and IVS shall have the right, but not the obligation, to control, at their own expense and discretion, the enforcement and defense of all Joint Patents worldwide. If the enforcement or defense of any Joint Patent would, or would reasonably be expected to, have an impact on making or selling the APR Product, then APR shall have the first right (but not obligation) to control the enforcement and defense of such Joint Patent; provided that if APR declines to enforce such Joint Patent, then IVS shall have the right to control such enforcement or defense subject to the written consent of APR (which shall not be unreasonably withheld or delayed).

(c)Additional Rights and Obligations. With respect to Joint Patents:

(i)The other Party shall provide reasonable assistance to the enforcing/defending Party, at the enforcing/defending Party’s expense.

(ii)The other Party shall have the right, at its own expense, to be represented in any such enforcement/defense by counsel of its own choice. If either Party is prohibited under Applicable Law from initiating or prosecuting such action solely in its own name, the other Party will join such action and will execute all documents necessary for the enforcing Party to initiate litigation to prosecute and maintain such action.

(iii)A settlement, consent judgment or other voluntary final disposition of a claim under Section 9.4(b) may be entered into without the consent of the other Party, provided that such settlement, consent judgment or other disposition would not adversely impact the other Party’s rights or, impose a financial obligation upon the other Party.

Any recovery in connection with a claim involving such Patents shall be first applied towards the reimbursement of the Parties’ costs and expenses associated with such claim (including attorneys’ fees, expert witness fees, court costs and other litigation costs and expenses), and any remaining amount shall be shared equally between APR and IVS.

ARTICLE 10

LICENSES

10.1APR License. APR hereby grants to IVS and its Affiliates a non-exclusive, fully-paid, royalty-free license in the Territory under the APR Background IP, APR Patents, APR Project Inventions and APR Project Data (in each case other than the Product Related Data or the APR Product IP) solely to the extent reasonably necessary to Develop the Assay and IVD Kit as a companion diagnostic for the APR Product in the Territory during the Term as provided in this Agreement (including the Project Plan), and to permit IVS to otherwise exercise its rights and carry out its obligations under this Agreement. IVS and its Affiliates shall treat the APR Project Data and the non-public portions of the APR Background IP, APR Know-How and APR Project Inventions as Confidential Information of APR and shall not, nor shall they assist or authorize any Third Party to, use the APR Background IP, Know-How Controlled by APR, APR Project Inventions or APR Project Data for any purpose except as specifically permitted herein. Such license is sublicensable by IVS solely in accordance with Sections 3.7 (Use of Third Party Contractors) and 15.3 (Use of

1.	- 31 -

Affiliates). For clarity, IVS is granted no rights to the Product Related Data or the APR Product IP under this Section 10.1.

10.2IVS License. So long as there exists an executed Commercial Agreement between IVS and APR, IVS hereby grants to APR and its Affiliates a non-exclusive, fully-paid, royalty-free, license in the Territory under IVS Background IP including IVS Patents, Patents claiming IVS Inventions, IVS Inventions, IVS Know-How and IVS Project Data solely to the extent reasonably necessary to (1) refer to the Assay and/or IVD Kit and/or otherwise using the Assay and/or IVD Kit in regulatory submissions, (2) refer to or recommend the Assay and/or the IVD Kit in product labeling and/or promotional materials for the APR Product, (3) use, market, and promote the Assay and/or the IVD Kit in connection with the APR Product, and (4) otherwise exercise APR’s rights and carry out APR’s obligations under this Agreement. Such license is sublicensable by APR solely in accordance with Section 3.7 (Use of Third Party Contractors) and 15.3 (Use of Affiliates). For clarity, apart from the rights granted herein, APR is granted no other rights to the Assay or the IVD Kit under this Section 10.2.

10.3Third Party Licenses.

In the event the Parties determine, in the course of the Project, that Intellectual Property Controlled by a Third Party is necessary or advisable for the development, manufacture, use or commercialization of the APR Product (for example, any such Intellectual Property that is necessary or useful for the development, manufacture, use or commercialization of a APR Product, for the treatment of patients with a APR Product, or for the assessment of patient biomarker expression (in particular, assessment of TP53 mutations) for APR Product-related prognostic purposes or other clinical indication), APR shall decide, in its sole discretion and at its expense, whether or not it wants to obtain and/or maintain any licenses or other rights to access or use such other Intellectual Property Controlled by a Third Party that is necessary for the development, manufacture, use or commercialization of any APR Product.

(a)In the event the Parties determine, in the course of the Project, that Intellectual Property Controlled by a Third Party is necessary or advisable for the Development of the Assay or the IVD Kit, IVS shall be responsible, at its own expense, for obtaining and maintaining any licenses or other rights to access or use such other Intellectual Property Controlled by a Third Party that is necessary for the Development of the Assay or IVD Kit.

(b)Each Party shall regularly inform the other Party about the necessity of Third Party Intellectual Property necessary or advisable for the Development, manufacture, use, or Commercialization of the Assay and/or IVD Kit and the negotiation status of any agreement to license such Third Party Intellectual Property. Moreover, the Parties shall regularly consult with each other regarding the content of such Third Party Intellectual Property licenses. The negotiating Party shall reasonably take into account any comments from the other Party on the terms of the license agreements that are applicable to such Third Party Intellectual Property.

(c)IVS agrees to cooperate reasonably with APR to assist APR’s acquisition of any licenses that it decides to obtain pursuant to Section 10.3(a); provided, however, that such cooperation shall not include the undertaking of any financial obligations such as the payment of royalties, milestones or the like, unless otherwise stipulated herein or otherwise agreed between the Parties.

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(d)APR agrees to cooperate reasonably with IVS to assist IVS’s acquisition of any licenses that it is obligated to obtain pursuant to Section 10.3(b); provided, however, that such cooperation shall not include the undertaking of any financial obligations such as the payment of royalties, milestones or the like, unless otherwise stipulated herein or otherwise agreed between the Parties.

10.4No Implied License. Only the licenses granted or retained pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 11

TERM AND TERMINATION

11.1Term. The term of this Agreement commences upon the Effective Date, and shall continue until all of the Activities in the Project Plan, as amended, have been completed, and for as long as the APR Product is on the market as a commercialized product in any country in the Territory, unless this Agreement is earlier terminated in accordance with the terms hereof (the “Term”).

11.2Termination For Convenience. APR is entitled to terminate this Agreement in its entirety or on a country-by-country basis at any time during the Term for convenience upon ninety (90) days’ written notice to IVS.

11.3Termination after Phase III Trial. APR is entitled to terminate this Agreement after receiving the top line results of any Phase III study involving the IVD Kit and the APR Product.  APR shall have the sole discretion to determine whether a Phase III study is positive or negative, and thus whether the Parties shall continue the Project pursuant to this Agreement after receiving such Phase III results. In the event of a negative outcome of the Phase III study and an APR decision not to move forward with any further work by IVS, any relevant work completed by IVS will be transferrable and, if appropriate, creditable, without further payment, to any future agreement between the Parties to complete a companion diagnostic assay.  APR shall provide written notice to IVS if APR intends to terminate the Agreement pursuant to this Section 11.3. Upon receipt of such notice, IVS shall perform the activities required pursuant to Section 11.6(a) and then send APR an invoice for the applicable milestone payment as set forth in the Approved Development Budget, and for any Pass Through Expenses that are non-cancellable or have already been actually incurred by IVS as of the date of such termination under this Section 11.3. This Agreement shall terminate immediately upon APR’s payment of such milestone payment and all such above-mentioned Pass Through Expenses. A termination by APR under this Section 11.3 shall not be deemed a Termination for Convenience under Section 11.2.

11.4Termination for Cause. (a) Either Party is entitled to terminate this Agreement upon sixty (60) days’ written notice if the other Party commits a material breach of this Agreement, and such breach is not cured by the breaching Party within such 60-day period, provided that if the nature of the breach is such that it cannot be cured within such 60-day period, and the breaching party initiates a cure within such period, and diligently pursues the cure, then the breaching Party will have such additional period (as determined by the JSC) as is reasonable under the circumstances to cure the breach, but in no event shall such cure period be longer than 180 days. If such non-cured breach relates solely to a particular country in the Territory, then the non-breaching

1.	- 33 -

Party may only terminate that part of the Project Plan and Agreement which relates to such country by way of a written notice to the breaching Party. IVS may terminate the Agreement, on a country-by-country basis only, upon thirty (30) days written notice if IVS receives insufficient Project Data to reasonably support Regulatory Approval for the Assay and/or IVD Kit, as applicable, in a particular country.

(b) In addition, APR may terminate this Agreement upon ten (10) days written notice to IVS if APR has discontinued the development of the APR Product for all indications due to the feedback received from the FDA regarding the continuation of the their program, and this termination will be deemed to be a Termination for Cause for purposes of Section 11.6(c). A termination by APR under this Section 11.4 shall not be deemed a Termination for Convenience under Section 11.2. Subject to the terms of this Agreement, any relevant work completed by IVS will be, if appropriate, creditable, without further payment, to any future agreement between the Parties to complete a companion diagnostic assay to the extent such work can be used in such assay under the then applicable rules and regulations.

11.5Termination for Bankruptcy. Either Party is entitled to terminate this Agreement immediately by written notice to the other Party, if the other Party makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within ninety (90) days) or has a receiver or trustee appointed for substantially all of its property. Regardless of which Party terminates under this Section 11.5, IVS shall cease performing all work not necessary for the orderly close-out of the Project Plan and for the fulfillment of any regulatory requirements. In the event that the Agreement is terminated for bankruptcy of IVS, then (unless otherwise agreed between the Parties) effective immediately on the tenth (10th) day thereafter, IVS shall promptly transfer the Regulatory Approval(s) for the Assay and IVD Kit and all Know-How related thereto, to APR or APR’s designee, and APR or APR’s designee shall have the right to have a royalty-free, fully-paid, non-exclusive license in the Territory to use any IVS Background IP, Patents claiming IVS Project Inventions, and IVS Project Data that is reasonably necessary for the Development, use manufacture and Commercialization of the Assay or the IVD Kit as a companion diagnostic for use in connection with the APR Product.

11.6Effects of Termination.

(a)Close-Out of Project Plan.  In addition to any other remedies either Party may have hereunder and under Applicable Law, in the event of any termination, in whole or in part, of this Agreement the Parties shall promptly meet to prepare a close-out of the Project Plan in the country(ies) being terminated, and IVS shall promptly (but in any event within thirty (30) days after termination) return all Samples to APR and use Commercially Reasonable Efforts to conclude as instructed by APR, as expeditiously as reasonably possible. The close-out of the Project Plan shall include activities relating to the execution of software validation, draft assay validation protocols and completion of process validation if APR terminates this Agreement pursuant to Section 11.3.

(b)Payments Due.  APR shall pay IVS (i) a pro-rata portion of the next milestone payment, (ii) any Pass-Through Expenses already actually incurred, or any Pass-Through Expenses that are non-cancellable as of the date of termination of this Agreement, and (iii) any other non-refundable costs or expenses incurred or non-cancelable expenses committed

1.	- 34 -

to be paid, in each case within the sixty (60) days following the date of termination of this Agreement; provided that such payments described in (iii) will not be due if such payments are solely due to a material breach by IVS pursuant to which APR terminated this Agreement pursuant to Section 11.4(a).

(c)Effect of Termination by APR for Cause. In the event of a termination by APR in accordance with Section 11.4, with regard to the Project that has been terminated in its entirety or that has been terminated solely in a particular country in the Territory:

(i)IVS shall cease performing all work not necessary for the orderly close-out of the applicable Activities or for the fulfilment of any regulatory requirements,

(ii)IVS shall use Commercially Reasonable Efforts to conclude the Project and to transfer such Project to APR or APR’s designee in its entirety or in a particular country in the Territory, as the case may be, as instructed by APR, as expeditiously as reasonably possible and in accordance with all regulatory requirements,

(iii)any license granted by APR to IVS under under Section 10.1 for the terminated Project or for the terminated country in the Territory, as the case may be, shall terminate upon the effective date of such termination, and

(iv)IVS shall promptly transfer the Regulatory Approval(s) for the Assay and IVD Kit and all Know-How related thereto (including IVS Know-How), to APR, and APR shall, upon full payment of all amounts due to IVS under this Agreement pursuant to Section 11.6(b), have a royalty-free, fully-paid, non-exclusive license, with the right to sublicense, in the Territory to use any IVS Background IP, IVS Patents, Patents claiming IVS Project Inventions, and IVS Project Data that is reasonably necessary for the Development, use, manufacture and Commercialization of the Assay or the IVD Kit as a companion diagnostic for use in connection with the APR Product in the terminated country(ies) of the Territory until the APR Product is no longer being commercialized by APR, its Affiliates or its Approved Subcontractors in such Territory(ies).

(d)Effect of Termination by IVS For Cause. In the event of a termination by IVS in accordance with Section 11.4, with regard to the Project that has been terminated in its entirety or that has been terminated solely in a particular country in the Territory:

(i)IVS shall wind down the Project in accordance with all regulatory requirements,

(ii)IVS shall cease performing all work not necessary for the orderly close-out of the applicable Activities,

(iii)any license granted by IVS to APR under Section 10.2 for the terminated Project or for the terminated country in the Territory, as the case may be, shall terminate upon the effective date of such termination, and

1.	- 35 -

(e)Effect of Termination by APR for Convenience. In the event of a termination by APR in accordance with Section 11.2, with regard to the Project that has been terminated in its entirety or that has been terminated solely in a particular country in the Territory:

(i)IVS shall cease performing all work not necessary for the orderly close-out of the applicable Activities or for the fulfilment of any regulatory requirements,

(ii)IVS shall use Commercially Reasonable Efforts to conclude the Project and to transfer such Project to APR or APR's designee in its entirety or in a particular country in the Territory, as the case may be, as instructed by APR, as expeditiously as reasonably possible and in accordance with all regulatory requirements,

(iii)APR shall pay [***] percent ([***] %) of the next milestone payment due as of such date, and [***] percent ([***] %) of any other unpaid milestone payments, as determined in Schedule A.

(iv)any license granted by APR to IVS under Section 10.1 for the terminated Project or for the terminated country in the Territory, as the case may be, shall terminate upon the effective date of such termination; and

(v)any license granted by IVS to APR under Section 10.2 for the terminated Project or for the terminated country in the Territory, as the case may be, shall terminate upon the effective date of such termination.

11.7Survival. Termination or expiration of this Agreement will not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation arising hereunder. Sections 4.7, 4.11, 6, 8, 9, 11, 13, 14, and 15 shall survive any termination or expiration of this Agreement, as the case may be.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1General Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that: (i) it is a corporation duly organized, validly existing, and in good standing under Applicable Laws, (ii) it has obtained or will obtain by the applicable date all necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by it in connection with this Agreement, (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part, and (iv) it has, to the best of its knowledge, the right to grant the applicable rights and licenses provided for under this Agreement and the right to perform under this Agreement.

12.2Compliance with Laws. Each Party represents, warrants and covenants to the other Party that it and its Affiliates and permitted Approved Subcontractors and Minor Subcontractors shall perform their respective obligations under this Agreement in compliance with all Applicable

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Laws, including, all applicable anti-bribery and antitrust laws. To the extent related to this Agreement, each Party represents and warrants that it has not made or provided, and will not make or provide, any payment or benefit, directly or indirectly, to government officials, customers, business partners, healthcare professionals or any other person in order to secure an improper benefit or unfair business advantage, affect private or official decision-making, affect prescription behavior, or induce someone to breach professional duties or standards.

12.3No Inconsistent Agreements. Each of IVS and APR further hereby represents, warrants and covenants to the other Party that during the Term it will not grant or convey to any Third Party any right, license or interest in any Intellectual Property that is inconsistent with the rights and licenses expressly granted to the other Party under this Agreement.

12.4No Debarment Nor Prohibited Payments. Each Party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Title 21 United States Code Section 335a in performing any activities under this Agreement. Each Party further represents and warrants that in connection with the subject matter of this Agreement: (i) none of its employees, agents, officers or directors is a Foreign Official as defined in the U.S. Foreign Corrupt Practices Act, (ii) it will not make, accept or request any payment, either directly or indirectly, of money or other assets to any Third Party where such payment would constitute violation of any law, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, (iii) regardless of legality, it shall neither make, accept nor request any such payment for the purpose of improperly influencing the decisions or actions of any Third Party, and (iv) it shall report any suspected or actual violation of this Section 12.4 to the other Party upon becoming aware of the same.

12.5Non-Infringement. Each Party hereby represents, warrants and covenants to such Party’s actual knowledge (without any further investigation) that (i) as of the Effective Date, it is not aware of any information or facts indicating, and has not received any notice (written or otherwise) from any Third Party asserting or alleging that the practice of its Background IP or the Background IP of its Affiliates that is contemplated to be utilized in the Project, infringes or misappropriates the Intellectual Property of such Third Party, and (ii), to its actual knowledge (without any further investigation), the performance of its respective obligations under this Agreement shall not infringe or misappropriate the Intellectual Property of any Third Party.

12.6Additional Representations, Warranties, and Covenants of IVS. IVS represents, warrants that:

(a)IVS has not entered into any agreement with any Third Party that would limit or prohibit IVS’s right to enter into this Agreement.

(b)IVS has and will maintain sufficient insurance policies in place to cover its obligations under this Agreement, including under Section 13.5.

(c)The Assay and the IVD Kit will be free from defects in design, materials and workmanship and will meet all specifications described in the PRD and Project Plan.

12.7No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS Article 12, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR

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ON BEHALF OF APR OR IVS; AND (B) ALL OTHER WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

INDEMNIFICATION AND INSURANCE; LIMITATION OF LIABILITY

13.1Indemnity by IVS. IVS will defend, indemnify, and hold harmless APR, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “APR Indemnitees”), at IVS’s cost and expense, from and against any and all liabilities, losses, costs, damages, settlements, penalties, fines, fees or expenses (including reasonable legal expenses and attorneys’ fees) payable to Third Parties (collectively, “Losses”) arising out of any Third Party claims, suits, actions, demands or judgments (collectively, “Claims”) brought against any APR Indemnitee to the extent such Claims and Losses result from: (a) the activities performed by IVS, its Affiliates or permitted Third Parties (or any employees, agents or representatives of any of them) under this Agreement or the the Project Plan; (b) a breach of any of IVS’s representations or warranties in Article 12; (c) an IVS Indemnitees’ gross negligence or willful misconduct; or (d) personal injury or death caused by the use or administration of the Assay or the IVD Kit. The indemnification obligations under this Section 13.1 (Indemnity by IVS) exclude Losses to the extent they arise from (a), (b), (c) or (d) below in Section 13.2 (Indemnity by APR).

13.2Indemnity by APR. APR will defend, indemnify, and hold harmless IVS, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “IVS Indemnitees”), at APR’s cost and expense, from and against any and all Losses arising out of any Claims brought against any IVS Indemnitee to the extent such Losses result from: (a) the activities performed by APR or its Affiliates (or any employees, agents or representatives of any of them) under this Agreement; (b) a breach of any of APR’s representations or warranties in Article 12; (c) a APR Indemnitees’ gross negligence or willful misconduct; or (d) personal injury or death caused by the use or administration of the APR Product. The indemnification obligations under this Section 13.2 (Indemnity by APR) exclude Losses to the extent they arise from (a), (b), (c) or (d) above in Section 13.1 (Indemnity by IVS).

13.3Claim for Indemnification. Whenever any Claim or Loss arises for which a IVS Indemnitee or an APR Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 13 (Indemnification and Insurance), the Indemnified Party will promptly notify the indemnifying Party(ies) (the “Indemnifying Party(ies)”) of the Claim or Loss; provided, that the failure by an Indemnified Party to give such notice will not relieve the Indemnifying Party(ies) of its (or their respective) indemnification obligations under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party(ies) will have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and will assume defense thereof at its own expense promptly upon notice of such Claim; provided, however, that counsel engaged by the Indemnifying Party is reasonably acceptable to the Indemnified Party. The Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists

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between the Indemnified Party and Indemnifying Party(ies) that would make such separate representation advisable. In any event, the Indemnified Party shall cooperate reasonably with the Indemnifying Party and its legal representatives in connection with the investigation and defense of any Claim and/or Loss covered by this Section 13.3.  Neither Party may enter into any settlement, consent judgment or other voluntary final disposition of any Claim and/or Loss for which an Indemnified Party seeks indemnification hereunder without the prior written consent of the other Party, if such settlement would: (a) impose any monetary obligation on the other Party or any of its Affiliates, (b) constitute an admission of guilt or wrong-doing by the other Party or any of its Affiliates, or (c) require the other Party or any of its Affiliates to submit to an injunction or otherwise limit the other Party’s or any of its Affiliates’ rights under this Agreement.

13.4Defense of Claims. Except as otherwise provided in Section 13.3 (Claim for Indemnification), each Party (such Party referred to as the “Defending Party”) will have the sole right, but not the obligation, to defend against any Claims made against it with respect to its activities hereunder at its sole cost and expense. Each Party will notify the other Party(ies) (the “Assisting Party(ies)”) as promptly as practicable if any such Claim is commenced or threatened against it. The Assisting Party(ies) will reasonably assist the Defending Party and cooperate in any such litigation at Defending Party’s reasonable request. Without limiting the foregoing, the Defending Party will keep the Assisting Party(ies) advised of all material communications, actual and prospective filings or submissions regarding such action, and will provide the Assisting Party(ies) copies of and an opportunity to review and comment on any such communications, filings and submissions. The Defending Party will control the defense and settlement of Claims. In the event that a Claim is brought against both Parties (a “Joint Claim”), then the Parties will determine whether to defend against such Joint Claim, which of the Parties should be the Defending Party or whether the Parties should jointly control such defense and the strategy for such defense.

13.5Insurance.  Each of the Parties will, at its own respective expense, procure and maintain during the Term, commercial general liability insurance with limits not less than $[***] and product liability insurance or clinical trial insurance, as applicable, with limits not less than $[***] per occurrence and $[***] in the aggregate, or the equivalent amount in self-insurance for bodily injury and property damage, including products and completed operations, contractual liability, personal and advertising liability and additional insureds, when required by contract. It is expressly understood that such insurance may not be adequate to protect a Party’s interest and it will not create a limit to either Party’s liability hereunder. All insurers utilized to confirm coverage within this Section 13.5 shall be rated A, Class IV or better by the latest edition of A.M. Best Company. At a minimum, each Party shall maintain the policy(ies) required hereunder for the entire term of this Agreement, plus an additional three years beyond termination. In any instance where such insurance is based upon a “claims made” policy, each Party shall secure an additional three year “extended reporting provision,” beyond termination of the required coverage period. Certificates of insurance evidencing compliance with this provision shall be exchanged upon execution of this Agreement and on each policies subsequent renewals. Each Party will also maintain workers compensation insurance in accordance with the laws governing the states of operation.

13.6Recalls; Field Corrections. In the event any Regulatory Authority having jurisdiction shall request or order, or if IVS shall reasonably determine to undertake, any corrective action with respect to the Assay or IVD Kit hereunder, including any seizure, recall, stock recovery, withdrawal

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or field correction with respect thereto, and the cause or basis of such action is attributable to the Assay or IVD Kit and/or a breach by IVS of any of its warranties, guarantees, representations, obligations or covenants contained herein, IVS shall bear the reasonable costs and expenses of such seizure, recall, stock recovery, withdrawal, field correction or other corrective action. APR shall bear the reasonable costs and expenses for any recall based on circumstances, other than that listed in the preceding sentence, to the extent associated with the APR Product. Each Party shall cooperate to provide information and assistance as needed to facilitate performance of a recall or field correction regardless of the circumstances causing such recall. Depending upon the circumstances governing corrective action or a recall, the responsible Party shall maintain ultimate control of their respective product. Each Party agrees to provide written notification to the other, upon notice from a Regulatory Authority relating to the recall of the Assay, IVD Kit or APR Product, as applicable.

13.7Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take such reasonable steps and action as are commercially reasonable to mitigate any claims or Losses (or potential losses or damages) under this Article 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law duty to mitigate any losses incurred by it.

13.8Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT; PROVIDED HOWEVER THAT THERE SHALL BE NO LIMITATION OF LIABILITY FOR BREACH OF ARTICLE 8 (CONFIDENTIALITY), WILLFUL MISCONDUCT OR FRAUD, OR WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 13.

ARTICLE 14

DISPUTE RESOLUTION

14.1Resolution of Disputes; General. It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.

(a)All Disputes at the JSC shall be resolved as provided in Section 2.6(e), provided the issue in dispute is within the scope of the JSC’s (or any Working Group thereunder) authority.

(b)All other Disputes shall be resolved as provided herein. The Parties shall meet and discuss in good faith a possible resolution of the Dispute. If the Dispute cannot be resolved within ten (10) days from the first date of such meeting, either Party may refer the Dispute to the Senior Officers, or their respective designees, for resolution through good faith negotiations. If the Dispute is not resolved by the Senior Officers within ten (10) days, either Party may proceed to binding arbitration as set forth below. To the extent that a Party’s Senior Officer delegates his/her responsibility for resolution of a Dispute to another officer of such Party, such Party shall ensure that the designee has all necessary and appropriate authority to fully resolve the Dispute on behalf of such Party.

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14.2Arbitration. Except as otherwise expressly provided in this Agreement, any Dispute between the Parties arising in connection with this Agreement and/or their performance hereunder not resolved pursuant to Section 14.1(b) shall be finally resolved through binding arbitration. The arbitration shall be conducted by JAMS (formerly Judicial Arbitration and Mediation Services) (“JAMS”) pursuant to the JAMS rules for commercial disputes and the applicable provisions of this Agreement.

14.3Arbitration Panel. The arbitration shall be conducted by a panel of three (3) arbitrators. Within thirty (30) days after the initiation of the arbitration, each Party will nominate one person to act as an arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within thirty (30) days of their appointment, who will serve as chairman of the arbitration panel. All three (3) arbitrators must be independent Third Parties having at least ten (10) years of dispute resolution experience (including judicial experience) and/or legal or business experience in the biotech or pharmaceutical industry. If any Party fails to timely nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on the person to be named as chairman within such thirty (30) day period, JAMS will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator.

14.4Location and Proceedings. The place of arbitration will be New York, New York, or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Except as otherwise stated herein, the arbitrators have the power to decide all matters in dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The decisions of the arbitrators shall be final and binding on the Parties and shall not be subject to appeal. The parties hereby waive any right to a jury trial.  The arbitrator shall have the discretion to award attorneys’ fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, each party shall have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration. The parties shall instruct the arbitrators to render their decision no later than ninety (90) days after the submission of the dispute.

14.5Limitation on Awards. The arbitrators shall have no authority to award any damages inconsistent with Section 13.8 (Limitation of Liability). The arbitrators shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of, or relating to this Agreement in any other forum. Each Party shall bear its own costs and expenses (including attorneys’ fees and expert or consulting fees) incurred in connection with the arbitration. The Parties shall equally (50:50) share the arbitrator’s fees and any other administrative costs and expenses associated with the arbitration.

14.6Confidentiality. Neither Party, nor any of the arbitrators, shall be permitted to disclose the existence, content or results of any arbitration proceedings pursuant to this Article 14, without the prior written consent of both Parties.

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ARTICLE 15

MISCELLANEOUS

15.1Governing Law. The formation, existence, performance, validity and all aspects of this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, without regard to its rules on conflicts of laws.

15.2Use of Parties’ Names. Neither Party shall make (or have made on its behalf) any oral or written release of any statement, press release, information, advertisement or publicity to promote this Agreement or the subject matter herein or which uses the other Party’s name, symbols, or trademarks without the other Party’s prior written approval.

15.3Use of Affiliates. Each Party will perform its activities under this Agreement itself or through any of its Affiliates without notice to or consent from the other Party. Each Party will be responsible for compliance by its Affiliates with this Agreement and will be responsible for all acts and omissions of such Affiliates as if committed or omitted by the Party assigning such work. To the extent that a Party utilizes its Affiliates under this Agreement, such Party shall ensure all such Affiliates are obligated to: (i) treat the other Party’s Confidential Information in accordance with the provisions of this Agreement, (ii) assign rights to any Inventions and results so that such rights can be conveyed in accordance with the terms and conditions of this Agreement, and (iii) with respect to IVS, that its Affiliates grant audits and inspection rights similar to the right set forth in this Agreement whereas the foregoing shall not limit IVS’s audit and inspection responsibilities.

15.4Change of Control. In the event of a Change of Control of IVS, such Change of Control shall not cause this Agreement to terminate and this Agreement shall remain in full force and effect. However, in the event of a Change of Control of IVS involving either (a) a company developing or commercializing a therapeutic product that is competitive to the APR Product or (b) a company developing or commercializing an assay or kit for use with a therapeutic product that is competitive to the APR Product, then IVS shall “firewall” all its activities and records under this Agreement so that they shall not be shared with or accessible to persons involved in the activities and records regarding such other therapeutic or diagnostic product of such competitor.

15.5Assignment. Either Party may assign this Agreement or any of its rights and obligations hereunder without the other Party’s consent to: (i) any Affiliate of such Party, or (ii) any successor in interest to all or substantially all of the assigning Party’s assets, whether by reason of any merger, acquisition, reorganization, consolidation or other. Any attempt by either Party to effect any other assignment without the consent of the other Party will be void and without effect, and any other assignment of this Agreement shall require written notice to the non-assigning Party.

15.6Counterparts. This Agreement may be signed in any number of counterparts (electronic transmission of scanned signatures included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After electronic transmission of scanned signatures the Parties shall, upon one Party’s request, execute and exchange documents with original signatures.

15.7Entire Agreement. This Agreement, the Project Plan, and the Schedules hereto set out the entire agreement and understanding between the Parties regarding the subject matter of this

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Agreement and supersedes all prior discussions, arrangements and agreements, whether oral or in writing or which may be inferred from the conduct of the Parties.

15.8Agreement Precedence. In the event of conflict between the terms and conditions of this Agreement and the terms and conditions of the Project Plan, as amended, supplemented or restated from time to time by mutual written agreement of the Parties, this Agreement will take precedence.

15.9Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement, or for other nonperformance hereunder, if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, pandemic, earthquakes, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto (a “Force Majeure Event”). In the event any Party is unable to perform any of its obligations hereunder due to a Force Majeure Event, such Party shall promptly notify the other Party. In such event, the Party affected will use commercially reasonable efforts to promptly resume performance of its obligations. If the Force Majeure Event lasts for more than ninety (90) days, the non-affected Party may terminate this Agreement by written notice to the other Party.

15.10Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), or (d) electronically by email, if confirmed by (a), (b) or (c) above, in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to IVS:

Invivoscribe, Inc.
10222 Barnes Canyon Rd., Building 1
San Diego, CA 92121
Attn: Jeffrey E. Miller, CEO
Fax: (858) 224-6601

With a copy to (which shall not constitute notice):

Michael J. Kinkelaar, Esq.
Procopio, Cory, Hargreaves & Savitch LLP
525 B Street, Suite 2200
San Diego, CA 92101
Fax: (619) 744-5450

If to APR:

Aprea Therapeutics, Inc.
535 Boylston Street

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Boston, Massachusetts 02116
Attn: Chris Schade, President

With a copy to (which shall not constitute notice):

General Counsel
Aprea Therapeutics, Inc.

Fax:

15.11Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. The Parties will operate their own businesses separately and independently and they will hold themselves out as, act as, and constitute independent contractors in all respects and not as principal and agent, partners or joint venturers. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.12No Third Party Beneficiaries. Except as expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the Parties hereto and their respective successors and assigns.

15.13Validity/Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision which shall remain in full force and effect.

15.14Waiver; Modification of Agreement. No waiver, amendment, or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

15.15Expanded Scope.  In the event that APR notifies IVS in writing that it desires to expand the scope of the use of the IVS Assay for Regulatory submission for other indications not covered by this Agreement, IVS will review such expanded scope of work provided by APR, and IVS will then provide to APR an additional scope of work to be performed by IVS, along with the estimated budget for such work. Any analytical validation work performed and paid for by APR for this Assay under this Agreement, to the extent appropriate and applicable, will be creditable to any future agreement between the Parties for other indications of APR-246 using the same Assay.

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IN WITNESS WHEREOF, IVS and APR, intending to be legally bound, have executed this Companion Diagnostic Agreement as of the Effective Date by their respective duly authorized representatives.

Aprea Therapeutics, Inc.		Invivoscribe, Inc.

By:	/s/ Christian S. Schade	By:	/s/Jeffrey Miller
Name:	Christian S. Schade	Name:	Jeffrey Miller
Title:	Chief Executive Officer _______________________	Title:	Chief Scientific and Chief Executive Officer

1.	- 45 -

Schedule A

Approved Development Budget

APR will make the following milestone payments to IVS for development milestones achieved:

	Estimated timelines*	Milestone Payment Amount
[***]	[***]	$[***]
[***]	[***]	$[***]
[***][1]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]	[***]	$[***]
[***]		$[***]
Total:		$[***]

[1]	[***]

1.	- 46 -

Schedule B

Senior Officers of IVS and APR

For IVS:

Jeffrey Miller, Chief Executive Officer

Meghna Bhatnagar, Chief Financial Officer

For APR:

Chris Schade, President and Chief Executive Officer

Scott Coiante, Sr. Vice President and Chief Financial Officer

1.	- 47 -